Exhibit 10.21

EXECUTION VERSION

SENIOR SECURED CREDIT FACILITIES

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 21, 2017,

among

CAMBIUM NETWORKS, LTD

as the Borrower,

VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P.

as Holdings,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

SILICON VALLEY BANK,

as Administrative Agent and Issuing Lender,

SILICON VALLEY BANK,

as Joint Lead Arranger,

HSBC BANK USA, N.A.

as Joint Lead Arranger,

CADENCE BANK, N.A.

as Syndication Agent,

and

MUFG UNION BANK, N.A.,

as Documentation Agent

Table of Contents

SECTION 1 DEFINITIONS		2

1.1	Defined Terms	2

1.2	Other Definitional Provisions	46

1.3	Limited Condition Acquisitions	48

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS		48

2.1	Term Commitments	48

2.2	Procedure for Term Loan Borrowing	48

2.3	Repayment of Term Loans	49

2.4	Revolving Commitments	49

2.5	Procedure for Revolving Loan Borrowing	50

2.6	[Reserved]	50

2.7	[Reserved]	50

2.8	Overadvances	51

2.9	Commitment and Other Fees	51

2.10	Termination or Reduction of Revolving Commitments	51

2.11	Optional Prepayments and Early Term Loan Prepayment Fee	52

2.12	Mandatory Prepayments	52

2.13	Conversion and Continuation Options	54

2.14	Limitations on Eurodollar Tranches	55

2.15	Interest Rates and Payment Dates	55

2.16	Computation of Interest and Fees	56

2.17	Inability to Determine Interest Rate	56

2.18	Pro Rata Treatment and Payments	56

2.19	Illegality; Requirements of Law	60

2.20	Taxes	62

2.21	Indemnity	67

2.22	Change of Lending Office	67

2.23	Substitution of Lenders	68

2.24	Defaulting Lenders	69

2.25	Notes	72

2.26	Increase in Commitments	72

2.27	Extension of Maturity Date	75

-ii-

SECTION 3 LETTERS OF CREDIT		76

3.1	L/C Commitment	76

3.2	Procedure for Issuance of Letters of Credit	78

3.3	Fees and Other Charges	78

3.4	L/C Participations	79

3.5	Reimbursement	79

3.6	Obligations Absolute	80

3.7	Letter of Credit Payments	81

3.8	Applications	81

3.9	Interim Interest	81

3.10	Cash Collateral	81

3.11	Additional Issuing Lenders	82

3.12	Resignation of the Issuing Lender	83

3.13	Applicability of ISP	83

SECTION 4 REPRESENTATIONS AND WARRANTIES		83

4.1	Financial Condition	83

4.2	No Change	84

4.3	Existence; Compliance with Law	84

4.4	Power, Authorization; Enforceable Obligations	84

4.5	No Legal Bar	85

4.6	Litigation	85

4.7	No Default	85

4.8	Ownership of Property; Liens; Investments	85

4.9	Intellectual Property	85

4.10	Taxes	86

4.11	Federal Regulations	86

4.12	Labor Matters	86

4.13	ERISA	86

4.14	Investment Company Act; Other Regulations	87

4.15	Subsidiaries	87

4.16	Use of Proceeds	87

4.17	Environmental Matters	87

4.18	Accuracy of Information, etc.	88

4.19	Security Documents	89

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4.20	Solvency	89

1.1	; Fraudulent Transfer	89

4.21	OFAC	90

4.22	Designated Senior Indebtedness	90

4.23	Anti-Corruption Laws	90

4.24	Insurance	90

4.25	Accounts Receivable	90

4.26	Capitalization	91

SECTION 5 CONDITIONS PRECEDENT		91

5.1	Conditions to Initial Extension of Credit	91

5.2	Conditions to Each Extension of Credit	95

SECTION 6 AFFIRMATIVE COVENANTS		96

6.1	Financial Statements	96

6.2	Certificates; Reports; Other Information	97

6.3	Accounts Receivable	98

6.4	Payment of Material Governmental Obligations	100

6.5	Maintenance of Existence; Compliance	100

6.6	Maintenance of Property; Insurance	100

6.7	Audits; Inspection of Property; Books and Records; Discussions	101

6.8	Notices	101

6.9	Environmental Laws	102

6.10	Operating Accounts	102

6.11	[Reserved]	102

6.12	Additional Collateral, etc.	103

6.13	Anti-Corruption Laws	104

6.14	Use of Proceeds	104

6.15	Further Assurances	104

SECTION 7 NEGATIVE COVENANTS		105

7.1	Financial Condition Covenants	105

7.2	Indebtedness	107

7.3	Liens	109

7.4	Fundamental Changes	111

7.5	Disposition of Property	111

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7.6	Restricted Payments	112

7.7	Use of Proceeds	113

7.8	Investments	113

7.9	[Reserved]	114

7.10	Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments	114

7.11	Transactions with Affiliates	115

7.12	Sale Leaseback Transactions	115

7.13	Swap Agreements	115

7.14	Accounting Changes	116

7.15	Negative Pledge Clauses	116

7.16	Clauses Restricting Subsidiary Distributions	116

7.17	Lines of Business	116

7.18	Anti-Terrorism Laws	116

7.19	Amendments to Organizational Agreements; Management Services Agreement	117

7.20	Use of Proceeds	117

7.21	Intercompany Indebtedness	117

SECTION 8 EVENTS OF DEFAULT		117

8.1	Events of Default	117

8.2	Remedies Upon Event of Default	120

8.3	Application of Funds	121

SECTION 9 THE ADMINISTRATIVE AGENT		122

9.1	Appointment and Authority	122

9.2	Delegation of Duties	123

9.3	Exculpatory Provisions	123

9.4	Reliance by Administrative Agent	124

9.5	Notice of Default	125

9.6	Non-Reliance on Administrative Agent and Other Lenders	125

9.7	Indemnification	126

9.8	Agent in Its Individual Capacity	126

9.9	Successor Administrative Agent	127

9.10	Collateral and Guaranty Matters	127

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9.11	Proofs of Claim	129

9.12	No Other Duties, Etc.	129

9.13	Reports and Financial Statements	130

SECTION 10 MISCELLANEOUS		130

10.1	Amendments and Waivers	130

10.2	Notices	132

10.3	No Waiver; Cumulative Remedies	134

10.4	Survival of Representations and Warranties	135

10.5	Payment of Expenses and Taxes	135

10.6	Successors and Assigns; Participations and Assignments	136

10.7	Adjustments; Set-off	141

10.8	Payments Set Aside	142

10.9	Interest Rate Limitation	142

10.10	Counterparts	143

10.11	Severability	143

10.12	Integration	143

10.13	GOVERNING LAW	143

10.14	Submission to Jurisdiction; Waivers	143

10.15	Acknowledgements	144

10.16	Releases of Guarantees and Liens	145

10.17	Confidentiality	145

10.18	Automatic Debits	146

10.19	Patriot Act	146

10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	147

10.21	Acknowledgement of Prior Obligations and Continuation Thereof	147

10.22	No Novation	148

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SCHEDULES

Schedule 1.1A:	Commitments
Schedule 1.1B:	Existing Letters of Credit
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.13:	ERISA Plans
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.26:	Capitalization
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.11:	Transactions with Affiliates

EXHIBITS

Exhibit A:	Reserved
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Managing Member’s Certificate
Exhibit D-1:	Form of Solvency Certificate
Exhibit D-2:	Form of Declaration of Solvency
Exhibit E:	Form of Assignment and Assumption
Exhibit F-1-F-4:	Forms of U.S. Tax Compliance Certificates
Exhibit G:	Reserved
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Term Loan Note
Exhibit I:	Form of Borrowing Base Certificate
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Form of Form of Collateral Information Certificate
Exhibit L:	Form of Notice of Conversion/Continuation

-vii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December 21, 2017, among VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P., an exempted limited partnership formed under the laws of the Cayman Islands with registration number 51343 and having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, acting by its general partner, Vector Capital Partners IV, L.P. an exempted limited partnership formed under the laws of the Cayman Islands, acting by its general partners, Vector Capital, L.L.C and Vector Capital, Ltd.(“Holdings” or “CaymanCo1”), CAMBIUM NETWORKS, LTD, a company incorporated under the laws of England and Wales with company number 07752773 and with its registered office at Unit B2, Linhay Business Park, Eastern Road, Ashburton, Newton Abbot, Devon TQ13 7UP, UK. (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender, and SILICON VALLEY BANK (“SVB”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, Holdings, Borrower, and SVB are parties to that certain Credit Agreement dated as of March 22, 2017 (the “Original Closing Date”) (as such agreement may have been amended, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, immediately prior to the Closing Date, there are term loans outstanding under the Existing Credit Agreement in the principal amount of $21,887,500 (the “Existing Term Loans”), revolving loans outstanding under the Existing Credit Agreement in the principal amount of $0.00 (the “Existing Revolving Loans”) and the Existing Letters of Credit (as defined herein);

WHEREAS, the Borrower and the other Group Members desire to obtain financing to (i) refinance the obligations under the Existing Credit Agreement and (ii) finance, in part, the 2017 Dividend and the 2017 Management Fee (together with payment of fees and expenses in connection therewith, the “Transaction”), as well as for working capital financing, letter of credit facilities and other general corporate purposes permitted pursuant to the terms of this Agreement;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $100,000,000, consisting of a term loan facility in the aggregate principal amount of $90,000,000 and a revolving loan facility in an aggregate principal amount of $10,000,000, including a letter of credit sub-facility in the aggregate availability amount of $5,000,000; and

WHEREAS, the Borrower has agreed to continue to secure the Obligations by granting to the Security Trustee and the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by Section 7.3) on substantially all of its assets; and

WHEREAS, each of the Guarantors has agreed to continue to guarantee the Obligations of the Borrower and to continue to secure its Obligations by granting to the Security Trustee and the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of its assets.

NOW, THEREFORE, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being further agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under, and as defined in, the Existing Credit Agreement):

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate plus 0.50% and (c) 3.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, book debts, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower.

“Acquired Indebtedness”: Indebtedness of a Person whose assets or Capital Stock is acquired in a Permitted Acquisition; provided, however, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Accrued DP Interest”: the interest accruing and payable on the portion of the DP Amounts that have not been paid.

“Adjusted Quick Ratio”: the ratio of (i) (a) Qualified Cash of the Loan Parties plus (b) net billed accounts receivable of the Loan Parties, divided by (ii) Consolidated Current Liabilities.

“Additional Term Loans”: as defined in Section 2.26.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and/or policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent Parties”: is defined in Section 10.2.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of Holdings and its Subsidiaries in respect of the fiscal quarter of Holdings ending June 30, 2018, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(a), the rate per annum set forth under the relevant column heading below:

Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
I	Greater than or equal to 2.25:1.00	4.75%	3.00%
II	Less than 2.25:1.00 but greater than or equal to 1.25:1.00	4.25%	2.50%
III	Less than 1.25:1.00	4.00%	2.25%

Notwithstanding the foregoing, (a) until the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(a) in connection with the delivery of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Sections 6.1(b) in respect of the fiscal quarter of Holdings ending June 30, 2018, the Applicable Margin shall be the rates corresponding to Level I in the foregoing table, (b) if the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(a) are not delivered by the respective dates required thereunder after the end of any related fiscal quarter of Holdings, the Applicable Margin shall be the rates corresponding to Level I in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default pursuant to Sections 8.1(a), (c) (solely as a result of a breach of a financial covenant) or (f) has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (b) through (e) of Section 7.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $150,000.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: at any time, an amount equal to (a) the lesser of (i) the aggregate Revolving Commitments of all Lenders in effect at such time and (ii) the Borrowing Base in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services” are any products and/or credit services facilities provided to any Loan Party by Administrative Agent or Lenders or any of their Affiliates, including, without limitation, all letters of credit, guidance facilities, bank services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services) and foreign exchange services as any such products or services may be identified in the various agreements related thereto (each, a “Bank Services Agreement”).

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Person”: as defined in Section 7.18.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination by the Administrative Agent as determined by reference to the most recent Borrowing Base Certificate delivered pursuant to Section 6.2(e) or Section 5.2(c) subject to adjustment in compliance with the definition of “Eligible Accounts” and implementation of Reserves in accordance with the definition of “Eligible Accounts”, from time to time, an amount equal to the sum at such time of (a) 80% of the book value of Eligible Accounts at such time, minus (b) the amount of any Reserves established by the Administrative Agent in accordance with the definition of “Eligible Accounts”.

“Borrowing Base Certificate”: a Transaction Report to be executed and delivered from time to time by the Borrower. “Transaction Report” shall mean a report in substantially the form of Exhibit I or such other form acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Lender (as applicable) and the Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and, (ii) as applicable, the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by another nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; (i) Deposit Accounts maintained with (i) any commercial bank satisfying the requirements of clause (b) of this definition or (ii) any other commercial bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation; or (j) instruments comparable in credit quality and tenor to those referred to in clauses (a) through (i) above and customarily used by corporations for cash management purposes in an jurisdiction outside the United States, utilized by Foreign Subsidiaries to the extent reasonably required in connection with any business conducted by such Subsidiary in such jurisdiction.

“CaymanCo1” or “Holdings”: as defined in the recitals

“CaymanCo2” or “Cayman Parent Guarantor”: Vector Cambium Holdings (Cayman), Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 260396 and having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

“Cayman Mortgage”: the Cayman Islands law governed equitable mortgage over shares of CaymanCo2 made between Holdings and the Administrative Agent, dated the Original Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) Sponsor shall cease to hold, directly or indirectly, the single largest ownership percentage, but in no event less than 50.1%, of the voting securities of Holdings (determined on a fully diluted basis); (b) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% (other than directors’ qualifying shares and other de minimis shares required by law) of each class of outstanding Capital Stock of the Parent Guarantors and the Borrower free and clear of all Liens (except Liens permitted by Section 7.3 and Liens created by the Security Documents); provided that any Parent Guarantor that is not in existence on the Closing Date shall pledge its assets in accordance with Section 6.12(c) hereof; (c) a majority of the board of directors of Holdings ceases to be designated by Sponsor; (d) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Sponsor, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (e) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; and (g) at any time, the Borrower shall cease to own and control, of record and beneficially, directly, 100% (other than directors’ qualifying shares and other de minimis shares required by law) of each class of outstanding Capital Stock of the Subsidiary Guarantors free and clear of all Liens (except Liens permitted by Section 7.3 and Liens created by the Security Documents).

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders, which date is December 21, 2017.

“Code”: the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”: the Collateral Information Certificates to be executed and delivered by the Borrower and each other Loan Party pursuant to Section 5.1, substantially in the form of Exhibit J.

“Commitment”: as to any Lender, the sum of the Term Commitment of such Lender and the Revolving Commitment of such Lender.

“Commodity Account”: is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time, and any successor statute.

“Communications”: is defined in Section 10.2.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures paid in cash by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.

“Consolidated Current Liabilities”: on any relevant date of determination, all obligations and liabilities of the Group Members to the Administrative Agent, Lenders and other secured parties under the Loan Documents (including any outstanding balances under the Revolving Credit Facility and issued Letters of Credit), plus, without duplication, the aggregate amount of the Group Member’s Total Liabilities that mature within one (1) year following the relevant date of determination.

“Consolidated EBITDA”: for any period, Consolidated Net Income, plus (i) the sum, without duplication, of the amounts for such period, but solely to the extent decreasing Consolidated Net Income for such period, of:

(a)	Consolidated Interest Expense (and to the extent not reflected in Consolidated Interest Expense, bank and letter of credit fees and premiums in connection with financing activities), plus

(b)	provisions for taxes based on income, profits, or capital, including federal, foreign, state, local, franchise, excise, and similar taxes paid or accrued, plus

(c)	total depreciation expense, plus

(d)	total amortization expense, including deferred financing fees, plus

(e)	non-cash stock-based compensation charges, including deferred non-cash compensation expense, plus

(f)	transaction fees, costs and expenses related to the Transactions that are included in the Funds Flow Agreement, plus transaction fees, costs and expenses related to the Transactions disclosed and paid within two months of the Closing Date in an amount not to exceed $150,000, plus

(g)	transaction fees, costs and expenses related to any actual or proposed acquisition, divestiture, investment, or incurrence, issuance, amendment or other modification of debt and/or equity (whether or not successful) (i) not to exceed $2,000,000 ($500,000 to the extent unsuccessful (provided that with respect to an unsuccessful Qualified Initial Public Offering such amounts shall not exceed $2,000,000)) in the aggregate in any fiscal year, and including without limitation in each case legal fees and deal fees, to the extent such expenses, fees, costs and charges are actually paid in cash, (ii) in any amount to the extent such expenses, fees, costs and expenses are paid with proceeds of new equity investments in exchange for Capital Stock of Holdings (excluding Disqualified Stock) contemporaneously made by a Permitted Investor, (iii) payable to the Administrative Agent or any Lender and (iv) such other costs and charges paid in cash to the extent approved by Administrative Agent in writing as an ‘add-back’ to Consolidated EBITDA, plus

(h)	(i) restructuring charges, including severance payments and settlement payments, (ii) cost savings that are factually supportable and expected to result from actions taken or expected to be taken (y) within the twelve month period immediately following any acquisition, business combination or divestiture or (z) within the twelve-month period from any date of determination in connection with internal restructuring initiatives, in each case with respect to subsections (i) and (ii) hereof not to exceed $1,000,000 in the aggregate for any fiscal year, and (iii) such other restructuring costs and charges paid in cash or cost savings to the extent approved by Administrative Agent in its sole discretion in writing as an ‘add-back’ to Consolidated EBITDA, plus

(i)	(x) the Management Fees and (y) reasonable fees and expenses permitted by Section 7.11 hereof to be paid to the Sponsor pursuant to the Management Services Agreement, in each case paid or accrued pursuant to the Management Services Agreement and otherwise permitted hereunder and (z) the 2017 Management Fee, paid or accrued to the extent permitted hereunder, plus

(j)	to the extent reimbursed by insurance (with evidence of such reimbursement reasonably acceptable to Administrative Agent), (A) any cash losses or charges or (B) third party contractual indemnities covering such expenses, plus

(k)	to the extent the Borrower or Holdings reasonably expects to be reimbursed by insurance within twelve months after payment (with evidence of such reimbursement reasonably acceptable to Administrative Agent), litigation (including settlement) costs, expenses and cash payment of judgments, plus

(l)	other non-cash items reducing Consolidated Net Income (excluding any such non cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA, plus

(m)	(A) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (B) non-cash adjustments in accordance with GAAP purchase accounting rules under ASC 805, Business Combinations and EITF Issue No. 01-3, in the event that such an adjustment is required by Holdings’ independent auditors, in each case, as determined in accordance with GAAP, plus

(n)	exchange, translation, or performance losses relating to any foreign currency hedging transactions, plus minus (ii) the sum, without duplication, of the amounts for such period, but solely to the extent increasing Consolidated Net Income for such period, of:

(a)	other non cash items (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus

(b)	interest income, plus

(c)	software development costs to the extent capitalized for such period in accordance with GAAP, plus

(d)	exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations;

provided, that Consolidated EBITDA for: (i) the fiscal quarter ending March 31, 2017, shall be $7,365,731; (ii) the fiscal quarter ending June 30, 2017, shall be $5,618,711 and (iii) the fiscal quarter ending September 30, 2017, shall be $8,600,376, in each case subject to normal year-end audit adjustments.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period minus the portion of taxes based on income actually paid in cash (net of any cash refunds received) during those fiscal quarters in which the determination date occurs, minus Consolidated Capital Expenditures funded with Internally Generated Cash, minus Restricted Payments paid in cash by Holdings, and minus Management Fees and reimbursement of management expenses actually paid in cash to Sponsor as permitted under Section 7.11 during those fiscal quarters in which the determination date occurs, to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any four fiscal quarter period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments to be made during the period on account of principal of Indebtedness of the Borrower, Holdings and their consolidated Subsidiaries (including, without limitation, scheduled principal payments in respect of the Term Loans and Capital Lease Obligations); provided that for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio for the four consecutive fiscal quarters ending December 31, 2017, March 31, 2018 and June 30, 2018, (i) the amounts in clause (a) above for such period shall be annualized and calculated as follows: from the Closing Date through such fiscal quarter end, such amount during such period shall be divided by the number of days in such period and then multiplied by 365 days, and (ii) the amounts in clause (b) above for such period shall be annualized and calculated as follows: for the fiscal quarter ending (A) December 31, 2017, the actual amount for such quarter times four (4), (B) March 31, 2018, the actual amount for such fiscal quarter plus the actual amount for the fiscal quarter ended December 31, 2017 times two (2), and (C) June 30, 2018, the actual amount for such fiscal quarter plus the actual amount for the fiscal quarter ended March 31, 2018 plus the actual amount for the fiscal quarter ended December 31, 2017 times four-thirds (4/3); provided further than any earn out payments in connection with Permitted Acquisitions shall not constitute Consolidated Fixed Charges; provided further that for purposes of clause (b) the Borrower shall be deemed to have made a principal payment of $1,125,000.00 with respect to the Term Loans for the quarter ending December 31, 2017.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower, Holdings and their respective Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower, Holdings and their respective Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding any amortization of fees, charges or other amounts or other deferred financing costs, including all such fees paid on the Closing Date).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower, Holdings and their consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower, Holdings or their respective Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of the Borrower or Holdings) in which the Borrower, Holdings or their respective Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower, Holdings or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower or Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Working Capital”: as of any date of determination, the excess (or deficit) (A) the total assets of the Borrower and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding (i) cash and Cash Equivalents (iii) any asset associated with interest rate Swap Agreements and (iii) deferred or estimated prepaid taxes, minus (B) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower, Holdings and their respective Subsidiaries at such date less, as of such date, the current portion of Funded Debt of the Borrower, Holdings and their respective Subsidiaries, excluding (i) any liability associated with interest rate Swap Agreements (ii) accrued or prepaid deferred or estimated tax liabilities and (iii) the effects of any purchase accounting adjustments.

“Consolidated Net Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Net Working Capital as of the end of such period exceeds (or is less than) Consolidated Net Working Capital as of the beginning of such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of a type described in clause (a), (b), (c), (d), (e) or (f) (but only to the extent of drawn and unreimbursed obligations) of the definition of “Indebtedness” of the Borrower, Holdings and their consolidated Subsidiaries at such date, determined on a consolidated balance sheet basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: is any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, the applicable Loan Party and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account in accordance with Section 5.8 of the Guarantee and Collateral Agreement.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Country Limitation Schedule” is that certain schedule of the Export-Import Bank listed on http://www.exim.gov/tools-for-exporters/country-limitation-schedule, as amended from time to time, or, if unavailable, such other guidance issued by Export-Import Bank with respect to countries prohibited from doing business with the United States of America.

“Cure Amount”: as defined in Section 7.1(c).

“Cure Period”: as defined in Section 7.1(c).

“Cure Right”: as defined in Section 7.1(c).

“CTA 2009” means the United Kingdom’s Corporation Tax Act 2009.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.15(c).

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, receiver and manager, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Deposit Account”: as defined in the UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition”: with respect to any property (including, without limitation, Capital Stock), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and, with respect to Borrower, any issuance of Capital Stock of the Borrower, Holdings or any of their respective Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control, initial public offering or sale of all or substantially all assets (as such term is defined by the terms of such Capital Stock (or by the terms of any security into which such Capital Stock is convertible or for which it is exchangeable)) shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the date that is 180 days after repayment in full of the Obligations (other than contingent indemnification and reimbursement obligations) and the termination of the Commitments (or any refinancing thereof). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower or any Parent Guarantor (other than the Borrower) organized under the laws of any jurisdiction within the United States.

“DP Amounts”: any and all deferred payments, holdbacks or similar deferred consideration in connection with a Permitted Acquisition, to the extent the total amount of such deferred payments, holdbacks and other similar deferred consideration for a particular Permitted Acquisition, together with any Earn-Out Obligations in connection with such Permitted Acquisition, does not exceed 25% of the aggregate consideration paid or to be paid in connection with such Permitted Acquisition (the “DP Cap”); provided, however, the DP Cap may be greater than 25% (but in the case of clause (i) herein, not greater than 40%) to the extent that (i) the amount in excess of the DP Cap (excluding any amounts in excess of 40% of the aggregate consideration paid or to be paid in connection with such Permitted Acquisition) shall be included as a Consolidated Fixed Charge for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio or (ii) such amount above the DP Cap is funded with the identifiable proceeds of any substantially concurrent new equity issuance or capital contribution. Such DP Amounts and Earn-Out Obligations shall be calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into. For the avoidance of doubt, Permitted Seller Debt that does not require any cash interest or principal payments while any Obligations remain outstanding shall not be included in the calculation of DP Amounts.

“Earn-Out Obligations”: all obligations of any Loan Party consisting of earn-outs related to the enhanced performance of an entity acquired in connection with a Permitted Acquisition.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: all of the Accounts owned by the Borrower and the Subsidiary Guarantors which arise in the ordinary course of business and are reflected in the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right, at any time and from time to time after the Closing Date upon at least three (3) Business Days’ prior written notice, to establish, modify or eliminate Reserves against Eligible Accounts, in its Permitted Discretion. Eligible Accounts shall not include:

(a)	Accounts for which the Account Debtor is a Group Member’s affiliate, officer, employee, or agent (other than other portfolio companies of the Sponsor to the extent such Accounts arise on an arms length basis);

(b)	Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c)	Credit balances over ninety (90) days from invoice date;

(d)	Accounts owing from an Account Debtor, if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e)	Accounts owing from an Account Debtor which does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)	Accounts billed from and/or payable outside of the United States unless Administrative Agent has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);

(g)	Accounts owing from an Account Debtor to the extent that any Group Member is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business, but only to the extent of the amount of such indebtedness or obligation;

(h)	Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless the relevant Borrower or Subsidiary Guarantor has assigned its payment rights to Administrative Agent and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(i)	Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(j)	Accounts owing from an Account Debtor where goods have not yet been provided to the Account Debtor (sometimes called memo billings or pre-billings);

(k)	Accounts subject to contractual arrangements between a Borrower or Subsidiary Guarantor and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of such Loan Party’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(l)	Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of the Borrower or Subsidiary Guarantor’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(m)	Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(n)	Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Administrative Agent, the relevant Borrower or Subsidiary Guarantor, and the Account Debtor have entered into an agreement acceptable to Administrative Agent in its Permitted Discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Borrower or Subsidiary Guarantor (sometimes called “bill and hold” accounts);

(o)	Accounts for which the Account Debtor has not been invoiced;

(p)	Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of the Borrower or Subsidiary Guarantor’s business;

(q)	[reserved];

(r)	Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(s)	Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(t)	Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(u)	Accounts owing from an Account Debtor, whose total obligations to the Borrower or Subsidiary Guarantor exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Administrative Agent approves in writing; and

(v)	Accounts for which the Administrative Agent in its Permitted Discretion determines collection to be doubtful.

Any Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Account until such time as such Account shall again meet all of the foregoing requirements.

“Eligible Assignee”: any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Eligible Foreign Accounts”: all Accounts which otherwise constitute “Eligible Accounts” but for the fact they are owing from an Account Debtor which does not have its principal place of business in the United States provided that (a) such Account Debtors are located in countries listed on the Export-Import Bank Country Limitation Schedule, and (b) the Borrower has obtained foreign receivable insurance with respect to such Account, but only to the extent required pursuant to Section 6.6(c) hereof; provided that in no event shall the book value of Eligible Foreign Accounts constitute more than 50% of the book value of Eligible Accounts.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Interests”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, exempted limited partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, the higher of (a) 1.25% per annum or (b) the rate per annum determined by the Administrative Agent by reference to the ICE Benchmark Administration London Interbank Offered Rate (or any successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR) In the event that the rate per annum referenced in clause (b) of the preceding sentence is not available, the rate per annum in clause (b) of the preceding sentence shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the greater of (a) 1.25% and (b) the rate determined for such Interest Period in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year (or other period) of Holdings, Consolidated EBITDA for such fiscal year less, without duplication:

(a)	current taxes based on income of the Borrower, Holdings and their respective Subsidiaries paid and payable in cash with respect to such period,

(b)	the aggregate amount actually paid by the Borrower, Holdings and their respective Subsidiaries in cash during such fiscal year (or other period) on account of Consolidated Capital Expenditures from Internally Generated Cash,

(c)	the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by and other Investments permitted under Section 7.8 made by Holdings and its Subsidiaries during such period, in each case with Internally Generated Cash,

(d)	the aggregate amount of all regularly scheduled principal payments of, and interest on, Funded Debt (including the Term Loans) of the Borrower, Holdings and their respective Subsidiaries made during such fiscal year (or other period) to the extent made with Internally Generated Cash,

(e)	the distributed earnings the Borrower or Holdings to the extent that the declaration or payment of dividends or similar distributions by Borrower or Holdings is permitted hereunder,

(f)	the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness,

(g)	other items paid in cash during such period, in each case, to the extent included as an “add-back” in the calculation of Consolidated EBITDA,

(h)	[reserved]

(i)	Consolidated Interest Expense, and plus/minus

(j)	the Consolidated Net Working Capital Adjustment.

“Excess Cash Flow Application Date”: as defined in Section 2.12(d).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Swap Obligation”: with respect to any Group Member, any obligation to pay or perform under any Specified Swap Agreement, if and to the extent that all or a portion of the guarantee of such Group Member of, or the grant by such Group Member of a security interest to secure, such obligations under a Specified Swap Agreement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Group Member’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Group Member or the grant of such security interest would otherwise have become effective with respect to such obligations under a Specified Swap Agreement or such guarantee but for such Group Member’s failure to constitute an “eligible contract participant” at such time. If any obligation to pay or perform under any Specified Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligations under a Specified Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(f), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any U.S. federal withholding Taxes imposed under FATCA, (f) [reserved], and (e) with respect to a payment by the Borrower hereunder, any deduction or withholding for or on account of Tax imposed by the United Kingdom on payments to it under this Agreement (a “UK Tax Deduction”), if, on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant Governmental Authority, (ii) the relevant Recipient is a UK Non-Bank Lender and an officer of HM Revenue & Customs has given (and not revoked) a direction under section 931 of ITA 2007 which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that direction, and the payment could have been made to the relevant Lender without a UK Tax Deduction if that direction had not been made or (iii) the relevant Lender is a UK Non-Bank Lender and has not given a UK Tax Confirmation to the Borrower and the payment could have been made to the relevant Lender without a UK Tax Deduction if that Lender had given a UK Tax Confirmation to the Borrower, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of ITA 2007. For purposes of this definition, the term “Recipient” includes a Transferee. For purposes of this definition, the term “Recipient” includes a Transferee.

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B.

“Existing Revolving Loans”: as defined in the recitals to this Agreement.

“Existing Term Loans”: as defined in the recitals to this Agreement.

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a subfacility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable thereto), any current or future regulations or official interpretations thereof, and any intergovernmental agreements or any “FFI agreements” entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, guidance notes, promulgation or official agreement adopted to give effect to any of such intergovernmental agreements.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the letter agreement dated December 12, 2017 between Holdings, Borrower, and Administrative Agent.

“Financial Covenants”: as defined in Section 7.1(c).

“Flow of Funds Agreement”: the letter agreement between the Borrower and the Administrative Agent, or spreadsheet or other similar statement prepared and certified by the Borrower, regarding the disbursement of the proceeds of the Loans on the Closing Date, the funding and the payment of the fees and expenses of the Administrative Agent and the Lenders (including their respective counsel), and such other matters as may be agreed to by the Borrower, the Administrative Agent and the Lenders.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Recipient that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Law Security Documents”: the UK Security Documents, the Cayman Mortgage, and all other security documents delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document governed by the law of a jurisdiction other than the United States, and other filings, documents and agreements made or delivered pursuant thereto.

“Foreign Subsidiary”: any Subsidiary of the Borrower or Holdings that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”: in respect of any Loan Party incorporated or organized pursuant to the laws of any State of the United States, generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistently applied. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings, the Borrower and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825-10 on financial liabilities (or any Financial Accounting Standard having a similar effect) shall be disregarded, (ii) no operating lease shall constitute a Capitalized Lease Obligation or Indebtedness by virtue of a change in GAAP occurring after the Closing Date and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. Except as provided in the immediately preceding sentence, in the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, then the Borrower and the Administrative Agent agree that if either of them shall so request, they shall enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners), and any group or body charged with setting accounting or regulatory capital rules or standards.

“Group Members”: the collective reference to the Borrower, Holdings and their respective Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by the Borrower, Holdings and each Guarantor dated as of the Original Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other financial obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith, in accordance with GAAP.

“Guarantors”: a collective reference to each Parent Guarantor and each Subsidiary Guarantor together with each Subsidiary of Holdings that is required to become a Guarantor pursuant to Section 6.12.

“Holdings” or “CaymanCo1”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any direct or indirect Subsidiary of Holdings or the Borrower (a) whose total assets as of any date of determination (as determined in accordance with GAAP) do not exceed $3,000,000 or (b) whose total revenues for the four fiscal quarters most recently ended (as determined in accordance with GAAP) represent less than five percent (5%) of the total revenues (as determined in accordance with GAAP) of Holdings and its Subsidiaries, provided that no Subsidiary shall be deemed an Immaterial Subsidiary to the extent (i) the total assets of such Subsidiary, when combined with the total assets of each other Immaterial Subsidiary (as determined in accordance with GAAP) exceed $3,000,000 or (ii) the total revenues of such Subsidiary, when combined with the total revenues of each other Immaterial Subsidiary (as determined in accordance with GAAP) represent more than five percent (5%) of the total revenues (as determined in accordance with GAAP) of Holdings and its Subsidiaries on a consolidated basis.

“Increase”: as defined in Section 2.26

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (x) trade payables incurred in the ordinary course of such Person’s business and outstanding no more than 90 days past the invoice date, other than to the extent subject to a bona fide contest and (y) the 2017 Management Fee), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses

(a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) the net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the obligations in respect of DP Amounts, Earn-Out Obligations, purchase price adjustments and indemnity obligations, shall not constitute Indebtedness until such time as the amount of the asserted payment is reasonably determined and not contested in good faith). Notwithstanding the foregoing, “Indebtedness” shall not include for purposes of Section 7.1, Earn-Out Obligations that cannot yet be determined and Permitted Seller Debt for which, by its own terms, no payments are permitted to be paid on account thereof.

“Indemnitee”: is defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes and all charges where the relevant Governmental Authority incorrectly or illegally imposes or asserts taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges which were it not for such illegality or erroneous imposition would be an Indemnified Tax.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: as defined in Section 8.1(f), and, for the avoidance of doubt but without limitation, includes a UK Insolvency Proceeding.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, European or other multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement, substantially in the form of Exhibit A to the Guarantee and Collateral Agreement, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement”: the Amended and Restated Intercompany Subordination Agreement to be executed and delivered by the Borrower, Holdings, each other Group Member and the Administrative Agent, on the Closing Date, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, the first day of each month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or beyond the date final payment is due on the Term Loans (in the case of Term Loans);

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Internally Generated Cash”: cash generated from Holdings and its Subsidiaries’ operations and not representing (i) a reinvestment by Holdings or any Subsidiaries of the Net Cash Proceeds of any Asset Sale or Recovery Event, or (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of Holdings or any Subsidiary (other than Revolving Loans and other Indebtedness incurred under revolving credit facilities).

“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.8.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any affiliate thereof, in its capacity as issuer of any Letter of Credit, and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions reasonably acceptable to the Borrower, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“ITA 2007” means the United Kingdom’s Income Tax Act 2007.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“LCA Election”: as defined in Section 1.3.

“LCA Test Date”: as defined in Section 1.3.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate L/C Commitment shall not exceed $5,000,000 at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Fee Rate”: the rate equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans.

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.26.

“L/C-Related Documents”: collectively, each Letter of Credit, all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a); provided that such term shall include each Existing Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fronting Fee”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the Revolving Termination Date.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any Permitted Acquisition, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and which is being financed with an Additional Term Loan; provided that such Permitted Acquisition is consummated within 120 days from the date the definitive agreements for such Permitted Acquisition are entered into and no subordinated Indebtedness is incurred during such 120-day period.

“Liquidity”: at any date of determination, the sum of (a) the aggregate amount of Qualified Cash, and (b) the Available Revolving Commitment at such time.

“Loan”: any Revolving Loan or Term Loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Security Trust Deed, the Intercompany Subordination Agreement, any subordinations agreement, the Flow of Funds Agreement, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, the Bank Services Agreements, any agreements relating to certain documents to be delivered after the Closing Date and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing. For the avoidance of doubt, Specified Swap Agreements do not constitute Loan Documents.

“Loan Parties”: the collective reference to the Borrower, Holdings, the Parent Guarantors and the Subsidiary Guarantors.

“Majority Revolving Lenders”: at any time, (a) if only one Revolving Lender holds the Total Revolving Commitment at such time, such Revolving Lender, both before and after the termination of such Revolving Commitment; and (b) if more than one Revolving Lender holds the Total Revolving Commitment, at least two Revolving Lenders who hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments, at least two Revolving Lenders who hold more than 50% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time)); provided that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Majority Term Lenders”: at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, at least two Term Lenders who hold more than 50% of the principal sum of all Term Loans outstanding; provided that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Management Fees”: means (i) any management, advisory or consulting fees payable by the Borrower or any other Group Member to the Sponsor pursuant to the Management Services Agreement and (ii) the 2017 Management Fee.

“Management Services Agreement”: that certain Management Service Agreement by and among Vector Capital Partners IV, LLC and USCo (on its own behalf and its Subsidiaries) dated as of the Original Closing Date, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder.

“Mandatory Prepayment Date”: as defined in Section 2.12(f).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, results of operations, business, assets, or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of Holdings and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of Administrative Agent’s and the Lender’s ability to enforce the Obligations or realize upon the Collateral; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any material Loan Document to which it is a party.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, radioactivity, and radiofrequency radiation at levels known to be hazardous to human health and safety.

“Minority Lender”: as defined in Section 10.1(c).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent or the Security Trustee (as applicable), for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages and the UK Debenture.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (other than the Revolving Loan or Term Loan) secured by a Lien on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of income, franchise, sales, and other applicable taxes reasonably estimated to be payable by the Borrower, Holdings or their respective Subsidiaries in connection with such Asset Sale or Recovery Event, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of income, franchise, sales, and other applicable taxes reasonably estimated to be payable in connection with such issuance, sale or incurrence.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Note”: a Term Loan Note or a Revolving Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit L.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Borrower and any other Loan Party to any of the Secured Parties, whether direct or indirect, joint or several, absolute or contingent, due or to become due, or now existing or hereafter incurred and whether owed as principal or as surety, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Bank Services Agreements, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise, and (b) any obligations of any Loan Party to any Lender or an Affiliate of a Lender arising in connection with Bank Services provided by such Lender or such Affiliate to such Loan Party and (c) any obligations of any Loan Party to any Qualified Counterparty arising in connection with Specified Swap Agreements provided by such Qualified Counterparty to such Loan Party.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor thereto.

“Original Closing Date”: as defined in the recitals to this Agreement.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (but excluding Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Overadvance”: as defined in Section 2.8.

“Parent Guarantors”: a collective reference to, any of Holdings, Cayman Parent Guarantor and USCo and any other Subsidiaries of Holdings, Cayman Parent Guarantor or USCo that, directly or indirectly, own any outstanding Capital Stock of the Borrower or any other Parent Guarantor.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(iii).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan”: any Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, but that is not a Multiemployer Plan.

“Permitted Acquisition”: the purchase or other acquisition by the Borrower or any of its Subsidiaries of all of the equity interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets representing a business unit or business line of or customer base of), any Person (referenced to herein as the “Acquired Entity”) that, upon the consummation thereof, will be wholly owned (other than director’s qualifying shares) directly by the Borrower or one or more of its Wholly Owned Subsidiaries (including, without limitation, as a result of a merger or consolidation or the purchase or other acquisition of all or a substantial portion of the property and assets of a Person); provided that, with respect to each such purchase or other acquisition:

(a)	any newly created or acquired Subsidiary shall (i) be incorporated or established in a jurisdiction in which the Administrative Agent can be granted and perfect a security interest in assets of the same type and nature as the Administrative Agent’s security interest in the Collateral and (ii) become a Loan Party and comply with the requirements of Section 6.12;

(b)	the total consideration (exclusive of any Capital Stock of Holdings issued to the seller and working capital adjustments, but including Earn-Out Obligations and DP Amounts and Permitted Seller Debt (which Earn-Out Obligations and DP Amounts shall be calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into) paid in connection with such purchase or acquisition and all other such purchases or acquisitions shall not exceed $40,000,000 in the aggregate plus any Net Cash Proceeds received from the contribution of equity to Holdings or the issuance of Capital Stock by Holdings substantially contemporaneously with such Permitted Acquisition and any cash or Cash Equivalents purchased or acquired in such Permitted Acquisition(s);

(c)	the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as, or reasonably related or incidental to, one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or lines of business not prohibited by Section 7.17 of this Agreement;

(d)	immediately before and immediately after giving effect to any such purchase or other acquisition on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing (other than in connection with a Limited Condition Acquisition, in which case there shall be no Default or Event of Default as of the LCA Test Date), and (B) the Loan Parties shall be in compliance with the financial covenants and agreements set forth in this Agreement (it being understood that such financial covenants shall be determined on a Pro Forma Basis and, if such Permitted Acquisition is a Limited Condition Acquisition, in accordance with Section 1.3) and (C) the representations and warranties contained in the other Loan Documents shall be true and correct in all material respects (subject to customary “SunGard” limitations in connection with Limited Condition Acquisitions) before and immediately after giving effect to such Permitted Acquisition, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (B) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects;

(e)	not less than ten Business Days’ prior to the consummation of any such purchase or other acquisition (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion), Borrower shall deliver to the Administrative Agent its due diligence package for the proposed acquisition, including, to the extent reasonably requested, forecasted balance sheets, profit and loss statements and cash flow statements of the Person or business to be acquired, all prepared on a basis consistent with such Person’s (or business) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed acquisition, on a quarter by quarter basis);

(f)	assets or target whose stock is being acquired shall have pro forma Consolidated EBITDA during the twelve month consecutive period most recently ended prior to the proposed acquisition of greater than $0;

(g)	before and immediately after giving effect to such Permitted Acquisition the Loan Parties’ Liquidity shall be not less than $10,000,000;

(h)	no Permitted Acquisition may be an Unfriendly Acquisition; and

(i)	all material consents necessary for such Permitted Acquisition (including such consents as the Administrative Agent deems reasonably necessary) have been acquired and such Permitted Acquisition is consummated in accordance with the applicable acquisition documents unless otherwise agreed by Borrower and applicable law.

“Permitted Discretion”: a determination made by the Administrative Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates and any other Person from time to time consented to by the Administrative Agent in its sole discretion.

“Permitted Seller Debt”: unsecured subordinated Indebtedness (other than Earn-Out Obligations and DP Amounts) owing to sellers of assets or Capital Stock by a Group Member that is incurred by a Group Member in connection with the consummation of one or more Permitted Acquisitions so long as, with respect to any such Indebtedness that requires cash interest or principal payments while any Obligations remain outstanding, the aggregate principal amount for all such unsecured Indebtedness does not exceed $5,000,000 at any one time outstanding and such Indebtedness is otherwise on terms and conditions reasonably acceptable to the Administrative Agent.

“Person”: an individual, partnership, exempted limited partnership, company, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and which is maintained or contributed to by a Loan Party or a Subsidiary thereof (or, as to which a Loan Party or Subsidiary thereof could reasonably be expected to have liability on account of a Commonly Controlled Entity or under Section 4069 of ERISA if such plan were terminated at such time).

“Preferred Stock”: the preferred Capital Stock of either Holdings or Borrower or any of their Subsidiaries.

“Prime Rate”: the rate of interest per annum announced from time to time by SVB as its prime rate in effect at its principal office in the State of California (the Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors) (or if SVB is no longer the Administrative Agent, such rate of interest per annum announced from time to time by the applicable successor Administrative Agent as its prime rate).

“Pro Forma Basis”: as defined in Section 1.2(e).

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by Holdings, and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing, in each case prepared for (y) the most recently ended fiscal quarter as if such transactions had occurred on such date and (z) on a quarterly basis through the first full fiscal year after the Closing Date or subsequent Borrowing Date, as applicable, and on an annual basis for each fiscal year thereafter through the Term Loan Maturity Date, in each case demonstrating pro forma compliance with the covenants set forth in Section 7.1.

“Projections”: as defined in Section 6.2(b).

“Properties”: as defined in Section 4.17(a).

“Qualified Cash”: an amount equal to the unrestricted cash and Cash Equivalents of the Loan Parties in which the Administrative Agent has a perfected security interest.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person

(including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Guarantor”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Public Offering”: the initial underwritten public offering and sale to the public of common Capital Stock of Parent (or any direct or indirect parent of Parent) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (or equivalent foreign governmental entity).

“Recipient”: any of the Administrative Agent, the L/C Issuer or a Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: the Revolving Loan Register or the Term Loan Register, as the context requires.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvest”: to acquire or repair assets used or useful in the business of Holdings or any of its Subsidiaries with an amount equal to the Net Cash Proceeds of an Asset Sale or Recovery Event.

“Reinvestment”: acquisition or repair of assets used or useful in the relevant Person’s business with an amount equal to Net Cash Proceeds of an Asset Sale or Recovery Event.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Loan Parties (directly or indirectly through a Subsidiary) intend and expect to Reinvest all or a specified portion of an amount equal to the Net Cash Proceeds of an Asset Sale or Recovery Event within 270 days of the Asset Sale or Recovery Event and to irrevocably commit such funds to such Reinvestment within 180 days of the Asset Sale or Recovery Event.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount actually Reinvested prior to the relevant Reinvestment Prepayment Date.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the 180th day following the date of such Reinvestment Event, or the 270th day following the date of such Reinvestment Event if the Reinvestment Deferred Amount has been irrevocably committed to be Reinvested within 180 days after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, make Reinvestments with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.23(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans and the Revolving Commitments, such Lender; and (b) if more than one Lender that is not a Defaulting Lender holds the outstanding Term Loans and Revolving Commitments, then at least two Lenders that are not Defaulting Lenders who hold in the aggregate more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided further that a Lender and its Affiliates shall be deemed one “Lender” for the purposes of this clause (b).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational, constitutional or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: reserves against the Borrowing Base, in each case that the Administrative Agent may, in its Permitted Discretion, establish from time to time in accordance with the definition of Eligible Accounts.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, chief operating officer, treasurer, controller or comptroller or any director of a Loan Party (provided that where such Loan Party is: (i) the Borrower (or another Loan Party incorporated in the UK) it shall refer to any of its directors; and (ii) a Cayman Islands exempted limited partnership it shall refer to the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller or any director of its general partner or ultimate general partner, as applicable), but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller or any director of a Loan Party (provided that where such Loan Party is: (i) the Borrower (or another Loan Party incorporated in the UK) it shall refer to any of its directors; and (ii) a Cayman Islands exempted limited partnership it shall refer to the chief financial officer, treasurer, controller or comptroller or any director of its general partner or ultimate general partner, as applicable).

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A, as such Schedule 1.1A may be amended from time to time pursuant to Section 2.26 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The original amount of the Total Revolving Commitments is $10,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made hereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Register”: as defined in Section 10.6(b)(v).

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: December 21, 2022.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Lender or Affiliate thereof (in its capacity as a provider of Bank Services), the Security Trustee and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, any Control Agreement, the Foreign Law Security Documents, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Security Trust Deed”: the amended and restated security trust dated as of the Closing Date between, inter alia, the Borrower, USCo, the Lenders, SVB (as Security Trustee) and the Administrative Agent, as amended and/or restated, varied, supplemented or novated from time to time.

“Security Trustee”: SVB, in its capacity as security trustee for the Secured Parties in accordance with the terms of the Security Trust Deed.

“Solvency Certificate”: the collective reference to the Solvency Certificate and the Declaration of Solvency, each dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(p), which Solvency Certificate and Declaration of Solvency shall be in substantially the form of Exhibit D-1 and Exhibit D-2, respectively.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates or currency exchange rates to the extent permitted under Section 7.13; provided, however, that any Specified Swap Agreement shall exclude any Excluded Swap Obligation.

“Sponsor”: collectively, Vector Entrepreneur Fund III, L.P. and Vector IV International LP and their respective Affiliates.

“Subsidiary”: as to any Person, (a) a “subsidiary” as such term is defined in section 1159 of the UK Companies Act 2006, (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of section 1162 of the UK Companies Act 2006, or (c) a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or Holdings.

“Subsidiary Guarantor”: each Wholly Owned Subsidiary of the Borrower other than Immaterial Subsidiaries, including, without limitation Cambium Networks, Inc., a Delaware corporation.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from bid, performance, or surety bonds, or letters of credit supporting such bid, performance, or surety obligations, issued on behalf of Holdings and its consolidated Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by Holdings and its consolidated Subsidiaries.

“SVB”: as defined in the preamble hereto.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members shall be deemed to be a “Swap Agreement.”

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A, as such Schedule 1.1A may be amended from time to time pursuant to Section 2.26, if Additional Term Loans are advanced thereunder. The original aggregate amount of the Term Commitments is $90,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the term loans made by the Lenders pursuant to Section 2.1 and to the extent funded, any Additional Term Loans made by the Term Lenders pursuant to Section 2.26.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Term Loan Maturity Date”: December 21, 2022.

“Term Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Register”: as defined in Section 10.6(b)(v).

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Liabilities”: on any date of determination, obligations that should, under GAAP, be classified as liabilities on the Group Members’ consolidated balance sheet. For the avoidance of doubt Total Liabilities shall not include current deferred revenue balances and accounts payables that are aged less than 60 days.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments (which is part of the Revolving Commitment on the Closing Date is $5,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transactions”: as defined in the recitals.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Charge Over Shares”: collectively, (i) the charge over shares dated the Original Closing Date entered into between USCo and the Security Trustee; and (ii) the charge over shares dated the Original Closing Date entered into between Holdings and the Security Trustee, each in respect of the Capital Stock of Borrower and each as amended and/or restated, supplemented, varied or novated from time to time.

“UK Debenture”: the debenture dated the Original Closing Date between Borrower and the Security Trustee, as amended and/or restated, supplemented, varied or novated from time to time.

“UK IP Charge”: a deed of charge dated the Original Closing Date entered into between USCo and the Security Trustee in respect of Intellectual Property registered in the United Kingdom and the European Union, as amended and/or restated, supplemented, varied or novated from time to time.

“UK Insolvency Proceeding”: in relation to any Person: (a) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (b) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (c) an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to Administrative Agent of an intention to appoint an administrator save where vexatious or frivolous and discharged within fourteen (14) days; (d) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or (e) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.

“UK Non-Bank Lender”: a Lender which is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of CTA 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of CTA 2009, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of CTA 2009) of that company.

“UK Qualifying Lender”: a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of ITA 2007) making an advance under a Loan Document or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of ITA 2007) at the time that that advance was made, (b) is a UK Non-Bank Lender or (c) is a UK Treaty Lender.

“UK Security Documents”: the UK Charges Over Shares, the UK Debenture, the UK IP Charge

“UK Tax Confirmation”: a written confirmation given by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is a UK Non-Bank Lender.

“UK Treaty Lender”: a Lender which is treated as a resident of a UK Treaty State for the purposes of the relevant UK Treaty, which does not carry on a business in the United Kingdom with which that Lender’s participation in a Loan is effectively connected and which meets all the conditions (subject to the completion of procedural formalities) which must be satisfied by a lender under the relevant UK Treaty in order to access the benefits thereof.

“UK Treaty State”: a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body or court of competent jurisdiction) of the Person to be acquired.

“United Kingdom” or “UK”: the United Kingdom of Great Britain and Northern Ireland.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States”: the United States of America.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).

“USCo”: Cambium (US), L.L.C, a Delaware limited liability company.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares and other de minimis shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: as applicable, any applicable Loan Party and the Administrative Agent, as the context may require.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“2017 Dividend”: a return of capital and inter-company loan in an aggregate amount not to exceed $75,000,000 of which (A) amounts not to exceed $8,700,000 shall be applied to the cancellation of preferred shares and ordinary shares (issued by way of a bonus issue on or prior to the date of this Agreement) held by Holdings in the capital of the Borrower and (B) amounts not to exceed $66,300,000 shall be applied by the Borrower to the cancellation of ordinary shares held by USCo in the capital of the Borrower to then be distributed (whether by way of capital redemption or otherwise) to the Cayman Parent Guarantor (a portion of which in the amount of $24,400,000 shall be contributed in the form of an intercompany loan) for further distribution to the equity owners of Holdings.

“2017 Management Fee”: the Management Fee in an amount not to exceed $2,000,000 funded to the balance sheet of the Borrower on the Closing Date.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. Except as expressly provided to the contrary herein, if any information, certificate, financial statement or other materials shall be required to be delivered on a day that is not a Business Day, then the due date therefor shall be deemed to be the first Business Day after such day. Certifications made by any officer of any Group Member shall be in such officer’s capacity as such and not in any individual capacity. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) As of any date of determination, for purposes of determining the Consolidated Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio (and any financial calculations required to be made or included within such ratios), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any material acquisitions and material Dispositions by Holdings or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) occurring as of or prior to such date of determination, as determined by Holdings on a Pro Forma Basis in accordance with GAAP, which determination may, include one-time adjustments or reductions in costs, if any, directly attributable to any such material acquisition or material Disposition, as the case may be, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission (except that cost savings may be calculated to give effect to actions taken or to be taken by Holdings and its Subsidiaries within eighteen months after the date of such material acquisition or material Disposition and based on Holdings’ good faith estimates of the impact of such actions; provided that (i) such actions have been disclosed in writing to the Administrative Agent pursuant to an officer’s certificate, and (ii) such cost savings are reasonably identifiable and factually supportable, as determined by the Administrative Agent in its reasonable discretion. “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any material acquisition, (b) any material Disposition or (c) any incurrence of Indebtedness using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (to the extent available) and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such material acquisition or material Disposition, and all other material acquisitions or material Dispositions that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

(f) Any Responsible Officer executing any Loan Document or any other certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Loan Party and not in an individual capacity.

1.3 Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or any other financial ratio or metric, at the option of the Borrower (and, if the Borrower elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreement for such Limited Condition Acquisition is executed) (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), then notwithstanding anything else to the contrary contained in this Agreement, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four fiscal quarters then ended prior to the LCA Test Date for which consolidated financial statements of Holdings are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness, the grant of Liens, or the making of Restricted Payments, Dispositions, mergers and consolidations or other transfer of all or substantially all of the assets of any Loan Party or any Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. One or more Lenders previously made Term Loans to the Borrower on the Original Closing Date in an aggregate original principal amount equal to $30,000,000, the aggregate outstanding principal balance of which is $21,887,500 as of the Closing Date. The Existing Term Loan (together with all accrued and unpaid interest, fees, indemnities, costs and other payment obligations that are outstanding immediately prior to the Closing Date) are owing as of the Closing Date, and are payable without set-off, counterclaim, deduction, offset or defense. Subject to the terms and conditions hereof, each Term Lender severally (and not jointly) agrees to make a Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12, and once repaid in accordance with the provisions hereof may not be reborrowed.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, one Business Day prior to the anticipated Closing Date (with originals to follow within 3 Business Days)) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 P.M., Pacific time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or as otherwise specified in the Flow of Funds Agreement.

2.3 Repayment of Term Loans. Beginning on March 31, 2018 the Term Loans shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter set forth below, each of which installments shall be in an amount equal to such Lender’s Term Percentage multiplied by the installment amount set forth below opposite such installment payment date:

Installment Payment Dates	Installment Amount
March 31, 2018	$1,125,000.00
June 30, 2018	$1,125,000.00
September 30, 2018	$1,125,000.00
December 31, 2018	$1,125,000.00
March 31, 2019 and the last day of each calendar quarter thereafter	$2,250,000.00

To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment. In addition, such aggregate obligations shall not at any time exceed the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base at such time. No Revolving Extension of Credit shall be outstanding on the Closing Date. No portion of the Revolving Loans shall be funded with “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA. During the Revolving

Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within 3 Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal $100,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount. Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding Office prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. No Revolving Loan will be made on the Closing Date. In lieu of delivering a written notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.5; provided that such notice shall be promptly confirmed in writing by delivery of a written notice to the Administrative Agent on or before the applicable funding date (but in any case prior to funding).

2.6 [Reserved].

2.7 [Reserved].

2.8 Overadvances. If at any time or for any reason the aggregate amount of all Revolving Extensions of Credit of all of the Lenders exceeds the lesser of (x) the amount of the Total Revolving Commitments then in effect, and (y) the amount of the Borrowing Base then in effect (any such excess, an “Overadvance”), the Borrower shall, if the amount of such Overadvance is (a) equal or greater than $500,000, immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand, or (b) less than $500,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefore, pay the full amount of such Overadvance to the Administrative Agent, in each case, for application against the Revolving Extensions of Credit in accordance with the terms hereof. Any prepayment of any Revolving Loan that is a Eurodollar Loan hereunder shall be subject to Borrower’s obligation to pay any amounts owing pursuant to Section 2.21.

2.9 Commitment and Other Fees. The Borrower agrees to pay to the Administrative Agent for its own account and the account of the Lenders, as applicable:

(a) the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein, and

(b) as additional compensation for the Revolving Commitment, the Borrower shall pay the Administrative Agent for the benefit of Revolving Lenders, in arrears, on the first day of each calendar quarter from and after the Closing Date through the Revolving Termination Date and on the Revolving Termination Date, a fee for the Borrower’s non use of available funds in an amount equal to the 0.50% per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Revolving Commitment (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Loans outstanding (including the sum of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans) during the period for which such fee is due.

(c) All fees payable under this Section 2.9 and the Fee Letter shall be fully earned on the date paid and nonrefundable.

2.10 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $500,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the L/C Commitments then in effect.

2.11 Optional Prepayments and Early Term Loan Prepayment Fee.

(a) Prepayments Generally. Subject to payment of the amounts described in Section 2.11(b) with respect to optional prepayments of Term Loans, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, however, that the Borrower may elect that the remainder of such prepayments not applied to prepay ABR Loans be deposited in the Collateral Account and applied thereafter to prepay the Eurodollar Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this Section 2.10, upon expiration of such Interest Periods; provided further that if such notice of prepayment indicates that such prepayment is to be conditioned on the occurrence of an event, such notice of prepayment may be revoked if such event does not occur. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and prepayment of the Term Loans shall be applied in accordance with Section 2.18(b).

(b) Prepayment Fee Regarding Term Loans. The Term Loans shall not be prepaid in full in connection with a Change of Control or refinancing of a third-party by the Borrower pursuant to Section 2.11(a) prior to the first anniversary of the Closing Date, unless the Borrower pays to the Administrative Agent (for the ratable benefit of the Term Lenders), contemporaneously with the prepayment of such Term Loans, a Term Loan prepayment fee equal to 1.00% of the aggregate amount of the Term Loans so prepaid; provided that if any such prepayment is made as part of a refinancing of this Agreement by SVB or one of its Affiliates, no prepayment fee shall be due to SVB under this Section 2.11(b). Notwithstanding the forgoing, no such prepayment fee shall be payable in connection with a refinancing, repayment or prepayment of the Term Loans in connection with a Qualified Public Offering.

2.12 Mandatory Prepayments.

(a) If any Capital Stock shall be issued by any Group Member, an amount equal to 50% of the Net Cash Proceeds thereof shall be applied within three (3) Business Days after the date of such issuance toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e), other than (1) the issuance by any Subsidiary of Capital Stock to

Holdings or any other Subsidiary, as applicable, in accordance with the terms hereof, (2) the issuance of Capital Stock by Holdings to any Permitted Investor (and other existing equity holder on a pro rata basis at the time of issuance to such Permitted Investor), and (3) the issuance of Capital Stock of Holdings to directors, officers and employees of Holdings and its Subsidiaries (x) pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors or (y) otherwise, in an aggregate amount for all such Net Cash Proceeds under this subclause (y) not to exceed $500,000.

(b) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e).

(c) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within three (3) Business Days after such date toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e).

(d) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2018, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow (less the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying optional permanent reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year) toward the prepayment of the Loans and other amounts as set forth in Section 2.12(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than the earliest of (i) three (3) Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders, and (ii) three (3) Business Days after the date such financial statements are actually delivered.

(e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 and in connection with the Cure Right shall be applied, first, to the prepayment of the Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders and to the principal installments thereof on a pro rata basis until paid in full, and; second, to the extent of any residual, if no such Term Loans remain outstanding, to the prepayment of the Revolving Loans (with no corresponding permanent reduction in the Revolving Commitments); and third, to the extent of any residual, if no such Term Loans or Revolving Loans remain outstanding, to the deposit of an amount in cash (in an amount not to exceed 105% of the then existing L/C Exposure) in a Cash Collateral account established with the Administrative Agent for the benefit of the L/C Lenders on terms and conditions reasonably satisfactory to the Issuing Lenders. Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12 (each, a “Mandatory Prepayment Date”), a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment or reduction.

(g) Notwithstanding any other provisions of this Section 2.12, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.12(c) (a “Foreign Disposition”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.12 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.12(c) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

2.13 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of

Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to, in the case of the Term Loan Facility $1,000,000 or a whole multiple thereof, and with respect to the Revolving Facility, $100,000 or a whole multiple thereof, and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such Interest Period plus (ii) the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c) During the continuance of an Event of Default, at the direction of the Required Lenders (except that no such direction shall be required in the case of an Event of Default under Section 8.1(a) or (f)), all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00% (the “Default Rate”).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period: (a) The Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (b) Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each regularly scheduled payment by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed. The amount of each mandatory prepayment of the Term Loans pursuant to Section 2.11 and each prepayment of the Term Loans received in connection with the exercise of the Cure Right in Section 7.1 shall be applied in accordance with Section 2.12(e). The amount of each voluntary principal prepayment of the Term Loans pursuant to Section 2.10 shall be applied pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders and to the principal installments thereof on a pro rata basis until paid in full. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds; provided that receiving such payment after such time on the due date shall not result in any Default or Event of Default. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 10:00 A.M., Pacific time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against the Borrower.

(g) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h) The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied, subject in all respects to any agreement that may exist among the Lenders from time to time: (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or its participation in the L/C Exposure, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). For the avoidance of doubt, no amounts received by the Administrative Agent or any Lender from any Guarantor that is not a Qualified ECP Guarantor shall be applied in partial or complete satisfaction of any Excluded Swap Obligations.

(l) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting interest and fees from time to time due and payable to itself, any Revolving Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

(m) If an Event of Default shall have occurred and be continuing, subject in all respects to any agreement that may exist among the Lenders from time to time, (i) at any time at the Administrative Agent’s or Required Lenders’ election, or (ii) upon the acceleration of the Obligations or other exercise of remedies in accordance with Section 8.2 hereof or the maturity of the Loans, the Administrative Agent shall apply any payments received in respect of the Obligations and all or any part of any Proceeds of Collateral, in payment of the Obligations in accordance with Section 8.3 hereof.

2.19 Illegality; Requirements of Law.

(a) Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes described in clause (b) through (d) of the definition thereof, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e) A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.20 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.20. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall promptly upon becoming aware that a Loan Party must make a UK Tax Deduction (or that there is any change in the rate or basis of a UK Tax Deduction) notify the Administrative Agent accordingly. A Lender or Issuing Lender shall notify the Administrative Agent upon a change in respect of a payment payable to such Lender or Issuing Lender. If the Administrative Agent receives such notification from a Lender or Issuing Lender it shall notify the Borrower.

(b) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the

Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such charges were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Recipient is not legally entitled to complete, execute or deliver such documentation or, in the Recipient’s reasonable judgment, such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing,

(A) any Recipient that is a U.S. Person shall deliver to the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(iv) The Loan Parties shall use commercially reasonable efforts to cooperate in completing any procedural formalities necessary for it to obtain authorization to make payments of interest under this Agreement or any Loan Document without a UK Tax Deduction, including, where the Lender has confirmed its scheme reference number and jurisdiction of tax residence under the HM Revenue and Customs double tax treaty passport scheme, filing an HM Revenue and Customs Form DTTP2 promptly upon such Lenders request.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) HMRC DT Treaty Passport Scheme.

(i) Each Lender which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrower in writing on or before the date of this Agreement; and

(ii) Each Lender that is not a party to this Agreement on the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the transfer document which it executes, as applicable and, having done so, that Lender shall be under no obligation pursuant to Section 2.20(f)(i), (ii) or (iv) in respect of U.K. withholding tax matters.

(j) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.20(i) and the Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but (i) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (ii) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in the case of each of (i) and (ii), the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a UK Tax Deduction.

(k) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.20(i) above, the Borrower shall not make a Borrower DTTP Filing or file any form relating to HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(l) The Borrower shall promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(m) Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate, in the relevant transfer documents upon becoming a Lender, for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in (in relation to the Borrower): (A) not a U.K. Qualifying Lender; (B) a U.K. Qualifying Lender (other than a U.K. Treaty Lender); or (C) a U.K. Treaty Lender. If a Lender fails to indicate its status in accordance with this Section 2.20(m) then such Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it not a UK Qualifying Lender until such time as it notifies the Borrower which category applies.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c) or Section 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section 2.22 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c) or Section 2.20(a).

2.23 Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19(c) or Section 2.19(d) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) notice from the Administrative Agent that a Lender is a Defaulting Lender; then the Borrower may, at its sole expense and effort, within 15 days after the occurrence of such event or receipt by the Borrower of such notice and demand, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume (at the election of such other Lenders in their sole discretion, with no obligation to do the same) all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees, prepayment premium (if applicable) (which shall be deemed to be due and owing if such assignment occurs at a time when the provisions of Section 2.24 remain in effect and solely in connection with the replacement of an Affected Lender as result of a circumstance described in clause (b) of this Section 2.23) and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the

Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.24 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows, subject in all respects to any agreement that may exist among the Lenders from time to time: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender or Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A)	No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B)	Each Defaulting Lender shall be limited in its right to receive letter of credit fees as provided in Section 3.3(d).

(C)	With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4, the L/C Percentage of each Non-Defaulting Lender of any such Letter of Credit shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that Non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time). Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.10.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages, Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender.

2.25 Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.26 Increase in Commitments.

(a) At any time during the period from and after the Closing Date through the date that is the fourth year anniversary of the Closing Date, at the option of the Borrower with the prior written consent of the Administrative Agent, such consent to be granted in the Administrative Agent’s sole discretion, and subject to the conditions set forth in clause (b) below, the Revolving Commitments may be increased by, or one or more new tranches of term loans (the “Additional Term Loans”) may be created in, an amount not in excess of $40,000,000 (each such increase, an “Increase”); provided, however, (i) that in no event shall the Revolving Commitments be increased by an amount in excess of $5,000,000 and (ii) there shall be not more than five (5) Increases during the term of this Agreement. The Administrative Agent shall invite each Lender to increase its Revolving Commitments or provide an Additional Term Loan (as the case may be) (it being understood that no Lender shall be obligated to increase its Revolving Commitments or provide an Additional Term Loan) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Revolving Commitments or provide an Additional Term Loan (as the case may be) in connection with such proposed Increase on terms acceptable to the Borrower, then the Administrative Agent or the Borrower may invite any prospective lender who is reasonably satisfactory to Administrative Agent and the Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $2,500,000 and integral multiples of $100,000 in excess thereof.

(b) Each of the following shall be conditions precedent to any Increase of the Revolving Commitments or the making of any Additional Term Loans in connection therewith:

(i) each of the conditions precedent set forth in Section 5.2 (subject to customary “SunGard” limitations in connection with Limited Condition Acquisitions) shall be satisfied and no Default or Event of Default (other than in connection with Limited Condition Acquisitions, in which case there shall be no Default or Event of Default as of the LCA Test Date) shall occur after giving effect to the occurrence of such Increase of the Revolving Commitments or the making of any Additional Term Loans and the use or proceeds thereof,

(ii) Borrower shall be in compliance with the then applicable financial covenants after giving effect to the making of the Increase of the Revolving Commitments or the making of any Additional Term Loans, and the application of the proceeds thereof, on a Pro Forma Basis and calculated in accordance with Section 1.3 (in the case such Additional Term Loan is used to finance a Limited Condition Acquisition); provided, that, the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended prior to the date on which the Additional Term Loan is funded (subject to Section 1.3 in the case such Additional Term Loan is used to finance a Limited Condition Acquisition) shall not exceed 0.25x less than the then-prevailing Consolidated Leverage Ratio covenant compliance level set forth in Section 7.1 for the most recently reported fiscal quarter end (subject to Section 1.3 in the case such Additional Term Loan is used to finance a Limited Condition Acquisition),

(iii) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing compliance with the requirements of clause (ii) above,

(iv) Borrower shall have delivered to the Administrative Agent, which shall in turn promptly furnish to the Lenders, an irrevocable written request for such Additional Term Loan at least ten (10) Business Days prior to the requested funding date of such Additional Term Loan or Increase to the Revolving Commitments or such earlier date as the Administrative Agent may agree; provided that if such request indicates that such request is conditioned upon the occurrence of a specified event, such request may be revoked if such event does not occur prior to the requested funding date.

(v) Any prospective Lender, the Borrower and the Administrative Agent have signed a joinder agreement to this Agreement (a “Joinder”), in form and substance reasonably satisfactory to the Administrative Agent, to which such prospective Lender, the Borrower, and the Administrative Agent are party. Any Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders or prospective Lender agreeing to the Additional Term Loan, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.26 (including, if applicable, any amendment necessary to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC to secure the Obligations in respect of the Additional Term Loans or Increase to the Revolving Commitments) and the Borrower shall have executed any Notes requested by any Lender in connection with the making of the Additional Term Loan or Increase to the Revolving Comments.

(vi) The Borrower shall have paid all fees required pursuant to the Fee Letter.

(c) No Lender shall be obligated to participate in any Additional Term Loan or Increase to the Revolving Commitment, and each such Lender’s determination to participate shall be in such Lender’s sole and absolute discretion. The Administrative Agent shall invite each Lender to provide an Additional Term Loan or Increase to the Revolving Commitment (it being understood that no Lender shall be obligated to provide an Additional Term Loan or Increase to the Revolving Commitment) and to the extent that, within five (5) Business Days after receipt of such invitation, sufficient Term Lenders do not agree to provide an Additional Term Loan or Increase to the Revolving Commitment on terms acceptable to the Borrower, then the Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” and is approved by the Administrative Agent (such approval not to be unreasonably withheld) to become a Lender in connection with the proposed Additional Term Loan or Increase to the Revolving Commitment.

(d) The Additional Term Loan or Increase to the Revolving Commitment shall, for purposes of prepayments, be treated substantially the same as the Term Loans funded on the Closing Date and the then existing Revolving Commitments, and shall have the same terms as the Term Loans and Revolving Commitment (except as contemplated in the proviso below and except for terms that are applicable after the later of the Term Loan Maturity Date and the Revolving Termination Date); provided that (except as may be mutually agreed among the Borrower, the Administrative Agent and the Required Lenders or such greater percentage of Lenders required by Section 10.1(a)), (i) no Additional Term Loan shall have a final maturity date earlier than the Term Loan Maturity Date and no Increase to the Revolving Commitment shall have a maturity date earlier than the Revolving Termination Date, (ii) the amortization schedule of any such Additional Term Loan shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Term Loans funded on the Closing Date, and (iii) if the all-in yield (which will be determined by (x) including interest rate margins, original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity), and upfront fees payable by the Borrower generally to all the lenders of such Additional Term Loan or Increase to the Revolving Commitment, (y) if such Additional Term Loan or Increase to the Revolving Commitment includes an interest rate floor greater than the applicable interest rate floor under the then extant Term Facility or Revolving Facility, such differential between interest rate floors will be equated to the applicable all-in-yield for purposes of determining whether an increase to the interest rate margin under the then extant Term Facility or Revolving Facility will be required, and in such case, the interest rate floor (but not the interest rate margin) applicable to the then extant Term Facility or Revolving Facility will be increased to the extent of such differential between interest rate floors, and (z) excluding arrangement, commitment, structuring, underwriting and amendment fees applicable to such Additional Term Loan or Increase to the Revolving Commitment) shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then extant Term Loan Facility or Revolving Facility unless the interest rate margin (or Eurodollar or ABR floors) with respect to the then extant Term Facility or Revolving Facility is increased by an amount equal to the difference between the all-in yield with respect to such incremental term loans and the all-in yield applicable to the then extant Term Loan Facility or Revolving Facility, minus 0.50%. The Revolving Loans and Revolving Commitments established pursuant to this Section 2.26 shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Loan Documents. Scheduled payments on the Additional Term Loan shall commence on the first full quarter end following an Additional Term Loan advance, at the then applicable payment terms for the extant Term Loan.

(e) Unless otherwise specifically provided herein, (i) all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolving Commitments pursuant to this Section 2.26, and (ii) upon the funding of any Additional Term Loan, all references in this Agreement and any other Loan Document to the Term Loans shall be deemed, unless the context otherwise requires, to include the Additional Term Loan, as applicable, advanced pursuant to this Section 2.26 and (iii) all references in this Agreement and any other Loan Document to the Term Commitments shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to the Additional Term Loans contemplated pursuant to this Section 2.26.

(f) Any Additional Term Loan established pursuant to this Section 2.26 shall constitute a Term Loan and Term Commitment under the Loan Documents, and shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Loans and the Term Loans. Any Revolving Loans and Increase to the Revolving Commitments established pursuant to this Section 2.26 shall constitute Revolving Loans and Revolving Commitments under the Loan Documents, and shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Loans and the Term Loans.

(g) Upon the funding of each Additional Term Loan that represents an increase to the Term Loan Commitment hereunder or has the same amortization of the then extant Term Loans, the scheduled amortization payments set forth in Section 2.3 shall be recalculated and increased, commencing in the first full quarter after such Incremental Term Loan is funded, by aggregating the Term Loan made on the Closing Date with the Incremental Term Loan and multiplying such amount by the applicable percentage set forth in the table in Section 2.3 and such amended amortization schedule shall be effective commencing on the last day of the first full fiscal quarter after the Incremental Term Loan is funded.

(h) This Section supersedes any provisions in Section 2.18 or 10.1 to the contrary.

(i) The proceeds of any Increase shall be used to finance Permitted Acquisitions.

2.27 Extension of Maturity Date.

(a) Request for Extension The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 35 days prior to the Term Loan Maturity Date or the Revolving Termination Date (each, a “Maturity Date”) then in effect hereunder (each, an “Existing Maturity Date”), request that each applicable Lender extend such Lender’s Term Loan Maturity or Revolving Termination Date, as applicable, for an additional 364 days from the Existing Maturity Date in respect of the applicable Facility.

(b) Lender Elections to Extend. Each Lender under the applicable Facility, acting in its sole and individual discretion, shall, by notice to the Administrative Agent on any date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such determination promptly (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender under the applicable Facility to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section within a time period to be mutually agreed.

(d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as Lenders under the applicable Facility under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”); provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Revolving Commitment or the Term Loan (and, if any such Additional Commitment Lender in respect of the Revolving Credit Facility is already a Revolving Lender, its Revolving Commitment shall be in addition to any other Revolving Commitment of such Lender hereunder on such date; if any such Additional Commitment Lender in respect of the Term Facility is already a Term Lender, its Term Loan shall be in addition to any other Term Loan of such Lender).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date in respect of the Revolving Credit Facility of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent such documents, certification and information as the Administrative Agent shall reasonably require. In addition, on the Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any breakage fees required hereunder) to the extent necessary to keep outstanding Loans ratable with any revised Revolving Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or 10.1 to the contrary.

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (or, with the consent of the Lenders, any Loan Party) on any Business Day during the Letter of Credit Availability Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, (1) after giving effect to such issuance, the L/C Exposure would exceed the Total L/C Commitments at such time, (2) after giving effect to such issuance, the sum of the L/C Exposure and the outstanding Revolving Loans would exceed the Available Revolving Commitment at such time, or (3) the Issuing Lender has been notified in writing at least one Business Day prior to the issuance thereof by Administrative Agent or a Revolving Lender that the funding conditions set forth in Section 5.2 cannot be satisfied at such time. Each Letter of Credit shall, unless agreed by the Lenders, (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Letter of Credit Maturity Date; provided that Letters of Credit may have termination dates that occur later than five Business Days prior to the Letter of Credit Maturity Date to the extent the Borrower shall have (i) Cash Collateralized such Letter of Credit in an amount equal to at least 105% of the stated amount of such Letter of Credit or (ii) delivered to the Administrative Agent a letter of credit issued for its benefit in a stated amount equal to at least 105% of the stated amount of such Letter of Credit and having terms and conditions, and issued by an issuer, reasonably satisfactory to the Administrative Agent, provided further that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi) except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000;

(vii) any Lender is at that time a Defaulting Lender, unless reallocated in accordance with Section 2.24 (a)(iv) if the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender (in its reasonable discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24 (a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower (or, with the consent of the Lenders, any Loan Party) by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower agrees to pay (i) to the Administrative Agent for the benefit of the L/C Lenders with respect to each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower a letter of credit fee equal to the L/C Fee Rate per annum on the drawable amount of such Letter of Credit, payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, (ii) a fronting fee of 0.125% per annum on the daily amount available to be drawn under each such Letter of Credit to the Issuing Lender for its own account (a “Letter of Credit Fronting Fee”) on each L/C Fee Payment Date, and (iii) without duplication of the Letter of Credit Fronting Fees, and the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). All of the foregoing fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d) Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.

3.4 L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the Business Day immediately following notice to the Borrower of such L/C Disbursement. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b) If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Term Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall reimburse such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall reimburse such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective amount of all L/C Exposure. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (unless (x) the Defaulting Lender has been replaced in accordance with the terms hereof, or (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all Fronting Exposure will be covered by all Revolving Lenders that are not Defaulting Lenders or (z) after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Pursuant to the Security Documents, the Borrower, and to the extent provided by any Lender, such Lender, shall grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant thereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as provided under the applicable Security Document, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.11 Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

3.13 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender as to itself and each of its Subsidiaries, as follows on each date required under Section 5 hereof that:

4.1 Financial Condition.

(a) The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared in good faith based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower, Holdings and their respective Subsidiaries as of the date of delivery thereof, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower, Holdings and their consolidated Subsidiaries as of December 31, 2016, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly in all material respects the consolidated financial condition of Borrower, Holdings and their consolidated Subsidiaries as at such date, and the consolidated results of its operations and consolidated cash flows for the fiscal year then ended. The unaudited statements of income of Borrower, Holdings and their consolidated Subsidiaries for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 present fairly in all material respects the consolidated financial condition of Borrower, Holdings and their consolidated Subsidiaries as at such date, and the results of its operations for the three, six or nine month period, as applicable, then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.

4.2 No Change. Since the December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly incorporated, organized, formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, incorporation or formation, (b) has the corporate, limited liability company, partnership or other entity power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership, or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except where non-compliance could reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability company, partnership or other entity power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary constitutional or organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Transactions and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except for (i) any of the foregoing which has been previously obtained or made and (ii) as described in Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except as set forth in Schedule 4.5) or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). The absence of obtaining the Governmental Approvals described in Schedule 4.4 and the violations of Requirements of Law referenced in Schedule 4.5 could not reasonably be expected to have a materially adverse effect on any rights of the Lenders or the Administrative Agent pursuant to the Loan Documents or a material adverse effect on the Group Members with regard to their continuing operations or operations as expected to result from the Transactions.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the validity or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Default or Event of Default has occurred and is continuing. Thereafter, no Default or Event of Default has occurred and is continuing which has not been disclosed in writing to the Administrative Agent.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid freehold or leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8. Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any. Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee as of the date hereof.

4.9 Intellectual Property. To the knowledge of the Loan Parties, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted in writing and is pending by any Person against any Group Member challenging or questioning such Group Member’s use of Intellectual Property or the validity or effectiveness of such Group Member’s Intellectual Property (other than routine office actions in the course of prosecution of applications to register Intellectual Property), nor does any Loan Party know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Loan Parties, threatened in writing to such effect which would reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed with respect to assets in excess of $1,000,000 (other than in respect of taxes not yet delinquent), and no Loan Party is aware of any material written tax assessment against any Group Member that is not being contested in good faith and by appropriate proceedings.

4.11 Federal Regulations. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance (to the extent that ERISA is not involved) have been paid or accrued as a liability on the books of the relevant Group Member in accordance with GAAP. As of the Closing Date, there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Loan Party, threatened.

4.13 ERISA. Except as does not, and could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) no Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (b) each Plan (other than any Multiemployer Plan) has been operated in compliance in all respects with the applicable provisions of ERISA and the Code; (c) the Borrower and each Commonly Controlled Entity has made all required contributions to each Pension Plan subject to the Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Pension Plan; (d) no termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period;

(e) the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (f) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA with respect to a Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any such withdrawal liability under ERISA nor is any such withdrawal reasonably anticipated; and (g) to the knowledge of the Loan Parties, no Multiemployer Plan is Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Loan Parties in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation, organization or formation of each Group Member and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member, except as may be created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance the Transactions. The proceeds of the Revolving Loans and the Letters of Credit shall be used for working capital and other general corporate purposes (including making Investments to the extent permitted hereunder and Permitted Acquisitions). The proceeds of any Increase shall be used to finance Permitted Acquisitions.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would be reasonably expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would be reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would be reasonably expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Loan Parties, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would be reasonably expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last three years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information (other than any forward looking statements or information, estimates and projections and general economic and industry information) contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under U.S. law in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, in the case of any Securities Account or Deposit Account of the Borrower or Guarantor (as applicable), upon effectiveness of appropriate Control Agreements in accordance with Section 5.8 of the Guarantee and Collateral Agreement with respect thereto, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements (to the extent such personal property may be perfected through the filing of a UCC financing statement) and other filings specified in Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). Except as set forth on Schedule 4.19(a), as of the Closing Date, none of the Borrower, the Parent Guarantors or any Subsidiary Guarantor that is a limited liability company, exempted limited partnership or partnership own any Capital Stock of a Subsidiary that is a not Certificated Security.

(b) Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to Liens permitted by Section 7.3).

(c) (i) The obligations assumed by the Loan Parties to the Foreign Law Security Documents are their legal, valid, binding, and enforceable obligations, and (ii) each Foreign Law Security Document creates the security interests in respect of the Collateral that such Foreign Law Security Document purports to create and all such security interests are in full force and effect.

4.20 Solvency; Fraudulent Transfer. The Loan Parties are, when taken as a whole, and immediately after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21 OFAC. Neither Holdings, nor any of their Subsidiaries, nor, to the knowledge of Holdings or any such Subsidiary, any director, officer, employee, or affiliate, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any subordinated Indebtedness of the Loan Parties.

4.23 Anti-Corruption Laws. Neither Holdings nor any of its Subsidiaries, nor, to the knowledge of Holdings or any such Subsidiary, any director, officer, or employee of Holdings or any Subsidiary thereof, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable anti-bribery law, including but not limited to, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and similar laws, rules or regulations. Furthermore, Holdings and its Subsidiaries have conducted their businesses in compliance with the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, and similar laws, rules or regulations, and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.24 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25 Accounts Receivable.

(a) To the extent any Account is designated in any Borrowing Base Certificate as an “Eligible Account,” such Account constitutes an Eligible Account as of the date of such Borrowing Base Certificate.

(b) To the extent that any Account is designated by any Borrowing Base Certificate as an Eligible Foreign Account, such Account constitutes an Eligible Foreign Account as of the date of such Borrowing Base Certificate.

(c) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents when taken as a whole and after giving effect to any supplements thereto, and all of the Borrower’s books and records are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations, except where such failure could not reasonably be expected to have a Material Adverse Effect. To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.26 Capitalization. Schedule 4.26 sets forth the beneficial owners of all Capital Stock of Holdings and each of its Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction or waiver by the Administrative Agent, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) this Agreement executed and delivered by the Administrative Agent, each Lender, the Borrower and Holdings, and acknowledged and agreed to by the other Guarantors;

(ii) the Collateral Information Certificate, executed by a Responsible Officer of the relevant Loan Party;

(iii) if required by any Term Lender, a Term Loan Note (or an amendment and restatement thereto) executed by the Borrower in favor of such Lender;

(iv) if required by any Revolving Lender, a Revolving Loan Note (or an amendment and restatement thereto) executed by the Borrower in favor of such Lender;

(v) the Guarantee and Collateral Agreement and/or reaffirmation thereof, executed and delivered by each Loan Party named therein;

(vi) each Intellectual Property Security Agreement (or supplements thereto), executed by the applicable grantor related thereto;

(vii) each Foreign Law Security Document and/or reaffirmation thereof, executed by each Loan Party named therein;

(viii) the Security Trust Deed and/or reaffirmation thereof, executed by each applicable Loan Party thereto;

(ix) each other Security Document and/or reaffirmation thereof, executed and delivered by the applicable Loan Party party thereto;

(x) a Notice of Borrowing attaching the Flow of Funds Agreement, executed by the Borrower;

(xi) the Fee Letter;

(xii) the Intercompany Subordination Agreement executed by each applicable Group Member thereto and Administrative Agent;

(xiii) evidence (in form and substance satisfactory to the Administrative Agent) that the Borrower has accepted the appointment as a process agent for the service of process in any proceedings before English courts arising out of or in connection with the UK Security Documents.

(b) Existing Credit Agreement Obligations. All of the Existing Revolving Loans shall have been prepaid, together with all accrued interest and unused line fees with respect thereto. All accrued interest, fees and expenses with respect to the Existing Term Loan shall be repaid. All breakage fees in connection with such prepayment are hereby waived.

(c) Pro Forma Financial Statements; Quality of Earnings Report; Projections. The Lenders shall have received the Pro Forma Financial Statements and the other financial information referenced in Section 4.1.

(d) Approvals. Except as set forth in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the Transactions, the execution and performance of the Loan Documents, the continuing operations of the Group Members, the operations of the Group Members as expected to result from the Transactions and the other transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the Transactions or the financing contemplated hereby. The absence of obtaining the Governmental Approvals described in Schedule 4.4 shall not have an adverse effect on any rights of the Lenders, the Administrative Agent pursuant to the Loan Documents or an adverse effect on the Group Members with regard to their continuing operations or operations as expected to result from the Transactions.

(e) Secretary’s Certificate; Director’s Certificate; Certified Certificate of Organization; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party (and in the case of CaymanCo1 for its general partner), dated the Closing Date and executed by a Responsible Officer of such Loan Party (or in the case of CaymanCo1, its general partner), substantially in the form of Exhibit C, with appropriate insertions and attachments, including, among others, the certificate of incorporation, registration or other similar constitutional or organizational document of each Loan Party certified by the relevant authority of the jurisdiction of incorporation, organization or formation of such Loan Party, the bylaws, memorandum and articles of association, or other similar constitutional or organizational document of each Loan Party and the relevant board and/or shareholder resolutions or written consents of each Loan Party (or in the case of CaymanCo1, its general partner), and (ii) a long form good standing certificate, or comparable certificate for any jurisdiction outside of the US, as applicable, for each Loan Party from its jurisdiction of incorporation, organization or formation,.

(f) Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including OFAC and the Patriot Act.

(g) Due Diligence Investigation. The Administrative Agent shall have completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Loan Parties and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested.

(h) Reports. The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.

(i) Collateral Matters.

(i) Lien Searches. The Administrative Agent shall have received (A) the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, or Liens to be discharged on or prior to the Closing Date and (B) in the case of CaymanCo2 and Vector Capital, Ltd. (as ultimate general partner of CaymanCo1), a copy of its register of mortgages and charges maintained by it pursuant to the Cayman Islands Companies Law.

(ii) Intellectual Property Searches. The Administrative Agent shall have received the results of a recent intellectual property search (including searches with the United States Patent and Trademark Office and Copyright Office, or the comparable foreign office) with respect to each Group Member, with the results of such searches to be satisfactory to the Administrative Agent.

(iii) Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered, the Administrative Agent shall have received original copies of (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement or other applicable Security Document, together with an undated stock power or stock transfer form (as applicable) for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to, or otherwise secured in favor of, the Administrative Agent pursuant to the Guarantee and Collateral Agreement or other applicable Security Document, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iv) Filings, Registrations and Recordings, Agreements. Each document (including any UCC financing statements, Intellectual Property Security Agreements, deposit and securities account control agreements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(j) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, in form and substance satisfactory to the Administrative Agent.

(k) Fees. The Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the Flow of Funds Agreement.

(l) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Kirkland & Ellis, LLP, United States counsel to Borrower, the Parent Guarantors and the Subsidiary Guarantors, (ii) Fieldfisher LLP, UK counsel to the Administrative Agent and Security Trustee, and (iii) Maples and Calder, Cayman Islands counsel to the Administrative Agent in a form reasonably satisfactory to the Administrative Agent. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(m) Minimum Liquidity. Liquidity (after giving effect to any borrowings on the Closing Date) of and giving pro forma effect to the Transactions (including payment of fees and expenses) is not less than $15,000,000

(n) Borrowing Formula. The product of pro forma Consolidated EBITDA (for the trailing twelve months ended on the most recent fiscal quarter ending prior the Closing Date) and 3.15 shall be greater than $90,000,000, or equal to the Term Loan Commitment as of the Closing Date.

(o) Borrowing Notices. The Administrative Agent shall have received, in respect of the Term Loan to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.

(p) Solvency Certificates. The Administrative Agent shall have received (a) a solvency certificate from the chief financial officer, director or treasurer of the Parent Guarantors (or in the case of CaymanCo1 the general partner), substantially in the form of Exhibit D-1, certifying that the Loan Parties, when taken as a whole and after giving effect to the Transactions and the other transactions contemplated hereby (including the making of the initial Extensions of Credit on the Closing Date), is Solvent and (b) a declaration of solvency, substantially in the form of Exhibit D-2, executed by all the directors of Borrower.

(q) Material Adverse Effect. No event or condition since December 31, 2016 shall have occurred that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Indebtedness. No Group Member shall have any outstanding Indebtedness except as permitted by Section 7.2.

(s) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened, that could reasonably be expected to have a Material Adverse Effect.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b) Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing and Borrowing Base Certificate in connection with any such request for extension of credit which complies with the requirements hereof.

(d) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder, each Revolving Loan Conversion shall constitute a representation and warranty by the Borrower as of the date of such extension of credit, Revolving Loan Conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied or have been waived.

SECTION 6

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations), including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and Qualified Counterparty or provider of such Bank Services, as applicable, shall have been paid in full and all Letters of Credit have been canceled or Cash Collateralized in accordance with Section 3 hereof or have expired and all amounts drawn thereunder have been reimbursed in full or Cash Collateralized in accordance with Section 3 hereof, each of the Borrower and Holdings shall, as to itself and each Subsidiary, and shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, for distribution to each Lender by the Administrative Agent:

(a) Annual Financial Statements. Within 150 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower, Holdings and their consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification or exception (other than a “going concern” or like qualification or exception solely as a result of the final maturity date of any Loan being scheduled to occur within twelve (12) months from the date of such opinion) by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent; and

(b) Quarterly Financial Statements. Not later than 45 days after the end of each fiscal quarter of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower, Holdings and their consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case (i) in comparative form the figures for the previous year and (ii) a schedule of revenue, cost of goods sold and gross profits, in each case, related to the Point to Point business and the Point to Multipoint business with respect to each Loan Party, as applicable, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), together with management’s executive summary of results; and

(c) Monthly Financial Statements. Not later than 30 days after the end of each of the first two months occurring during each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower, Holdings and their consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statement of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, such comparative form figures to be delivered, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender (or, in the case of clause (f), to the relevant Lender):

(a) Compliance Certificates. Concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, (A) that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) that the financial information (other than projections, estimates and other forward-looking information) delivered to the Administrative Agent on such date is accurate and complete in all material respects, (ii) a discussion and analysis of management of the Borrower with respect to such financial statements (which may be provided in a form consistent with past practice), and (iii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization, incorporation or formation of any Loan Party and a list of any Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) Board Projections. No later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower, Holdings and their respective Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections were prepared in good faith based upon assumptions and that were believed by such Responsible Officer to be reasonable at the time made, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ from the Projections, and such differences may be material;

(c) Investor Reports; SEC Filings. Within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(d) Governmental Filings. Upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(e) Borrowing Base Certificates. Not later than 20 days after the end of each month and, during the existence of an Event of Default, at any other times reasonably requested by the Administrative Agent: (A) a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its Permitted Discretion, (B) accounts receivable agings, aged by invoice date, (C) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (D) a deferred revenue schedule, and (E) reconciliations of accounts receivable agings (aged by invoice date), transactions reports and general ledger;

(f) Additional Information. Promptly following any request therefor, such additional financial and other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of this Agreement, as any Lender may from time to time reasonably request.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. If requested by the Administrative Agent, the Borrower shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts of the Loan Parties. In addition, the Borrower shall deliver to the Administrative Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts of the Loan Parties, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. The Borrower shall promptly notify the Administrative Agent of all disputes or claims relating to Accounts which allege or involve an amount in excess of $250,000 in the first Borrowing Base Certificate required to be delivered after such dispute or claim arises. The Borrower and the other Loan Parties may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) the Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; and (ii) after taking into account all such discounts, settlements and forgiveness, the aggregate amount of aggregate Revolving Extensions of Credit then outstanding will not exceed the Available Revolving Commitments in effect at such time; provided that upon the occurrence and during the continuance of a Default or Event of Default and upon written notice from the Administrative Agent, the Borrower and the other Loan Parties shall be prohibited from compromising or settling any Accounts.

(c) Collection of Accounts. Each Loan Party shall hold all payments on, and proceeds of, its Accounts in trust for the Administrative Agent and shall immediately deliver all such payments and proceeds to the Administrative Agent in their original form, duly endorsed, by depositing all proceeds of such Accounts into one or more lockbox accounts, or such other “blocked accounts” as the Administrative Agent may specify (which, for the avoidance of doubt, shall be maintained with SVB), in each case pursuant to a blocked account agreement in such form as the Administrative Agent may specify in its good faith business judgment; provided that (i) the Loan Parties shall open collection accounts at SVB and notify all applicable account debtors to remit payments in to the collection accounts at SVB and cause any payments made into collection accounts not located at SVB to be promptly swept into a SVB Account (ii), the Loan Parties shall close any collection account not located at SVB and (iii) the Borrower shall be permitted to use Remote Deposit Capture for checks with an aggregate monthly limit of $250,000 to the extent such Remote Deposit Capture deposits are directed to an a SVB Account. Any such amounts actually paid to or collected by the Administrative Agent pursuant to this Section 6.3(c) shall be applied by the Administrative Agent to the reduction of the Revolving Loans then outstanding; provided that (A) if no Default or Event of Default has occurred and is continuing or (B) to the extent that (i) any amount of such payments or collections remains after the application by the Administrative Agent thereof to the payment in full of the Revolving Loans then outstanding, (ii) such remaining amount is not otherwise required to be applied to the Obligations pursuant to any other Section of this Agreement, and (iii) no Default or Event of Default has occurred and is continuing and (iv) the Required Lenders have not otherwise requested that such remaining amount be applied to the Obligations then outstanding, then such remaining amount shall be return by the Administrative Agent to the Borrower.

(d) Verification. The Administrative Agent may in a routine manner and in accordance with its customary practices, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of a Loan Party or the Administrative Agent or such other name as the Administrative Agent may choose; provided that if no Default or Event of Default shall be continuing, the Borrower shall have the right to initiate any contact with any Account Debtor and to be present during any verification.

(e) No Liability. The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any of the Loan Party’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve the Administrative Agent from liability for its own gross negligence or willful misconduct.

6.4 Payment of Material Governmental Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, assessments and governmental charges or levies imposed upon it or its income or upon any properties belonging to it, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Property; Insurance. (a) To the extent commercially reasonable, each Loan Party shall keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and force majeure events excepted; (b) maintain with financially sound and reputable insurance companies property and liability insurance in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business or required by applicable Requirements of Law and in any event, unless otherwise agreed to in writing by the Administrative Agent in its Permitted Discretion, in at least such amounts, adequacy and scope as are in effect on the Closing Date; and (c) on a case by case basis, as required by the Administrative Agent in its Permitted Discretion, maintain foreign receivables insurance policy under which the Administrative Agent is named as beneficiary or is assigned rights to such claims, in form and substance and issued by an insurance company satisfactory to the Administrative Agent in its Permitted Discretion; provided that for the avoidance of doubt, foreign receivables insurance policies shall not be required with regard to Account Debtors organized under the laws of the following jurisdictions: (A) the UK, Italy, Spain, France, Germany, Canada, Mexico, Puerto Rico, Israel or Australia, Brazil, Chile, Denmark, the Netherlands, New Zealand, Norway, Philippines, Singapore, South Korea and the United Arab Emirates (other than an Account Debtor that is a Governmental Authority of the United Arab Emirates which shall be subject to clause (B) hereof) and (B) if supported by a Letter of Credit acceptable to the Administrative Agent in its sole discretion, China, United Arab Emirates (solely to the extent the Account Debtor is a Governmental Authority of the United Arab Emirates) and India and (C) other individual Account Debtors on a case by case basis approved by Administrative Agent in the Administrative Agent’s sole discretion. The Administrative Agent may make a Revolving Loan to pay premiums to maintain such insurance if not paid by Borrowers prior to cancellation or termination of any policy.

6.7 Audits; Inspection of Property; Books and Records; Discussions.

(a) At reasonable times, on three (3) Business Days’ notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to (i) inspect the Collateral and the right to audit any and all of any Loan Party’s books and records including ledgers, federal, state and other tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information, in each case, to the extent the Group Members are not prohibited by Requirements of Law from providing such access and permitting such disclosure; and (ii) to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (in which such officers and representatives of Group Members shall be present unless the Borrower otherwise consents). Unless an Event of Default shall have occurred and be continuing, such inspections and audits shall occur (i) no more than twice per fiscal year, at the expense of the Borrower pursuant to the following sentence, and (ii) as often a reasonably requested by the Administrative Agent in, at the expense of the Lenders. The foregoing inspections and audits, other than those under clause (ii) of the preceding sentence, shall be at Borrower’s expense, and the charge therefor shall be approximately $1,000 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses; and

(b) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

6.8 Notices.

(a) Promptly after a Responsible Officer obtains knowledge thereof give written notice to the Administrative Agent and each Lender of:

(i) the occurrence of any Event of Default;

(ii) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(iii) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $250,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(iv) the following events, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Pension Plan, a failure to make any required contribution to a Pension Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or Multiemployer Plan or any withdrawal from, or the termination or Insolvency of, any

Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Pension Plan or Multiemployer Plan;

(v) any material change in accounting policies or financial reporting practices by any Loan Party;

(vi) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(b) Advise the Administrative Agent promptly, in reasonable detail, of:

(i) any Lien (other than Liens permitted hereunder) on any of the Collateral; and

(ii) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral and the estimated (or actual, if available) amount of such loss or decline or on the security interests created pursuant to the Guarantee and Collateral Agreement.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9 Environmental Laws.

(a) Comply in all material respects with, and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, where any such failure to comply would not be reasonably expected to result in a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10 Operating Accounts. Unless otherwise agreed by SVB, maintain the Loan Parties’ and their Domestic Subsidiaries’ primary U.S. depository and operating accounts and securities accounts with SVB and SVB’s Affiliates for so long as SVB is a Lender.

6.11 [Reserved].

6.12 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within five Business Days, or such longer period as the Administrative Agent may agree) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $100,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly, (i) execute and deliver a first priority Mortgage, subject to Liens permitted by Section 7.3, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in order to create a valid first Lien on the property, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Wholly-Owned Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Closing Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (a) to become a party to the Guarantee and Collateral Agreement, (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (c) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that to the extent the opinion is in respect of an entity organized, or Collateral located, in a jurisdiction for which an opinion has been delivered on the Closing Date, an opinion substantially similar in form and substance to such opinion delivered on the Closing Date shall be deemed satisfactory to the Administrative Agent.

(d) Upon Administrative Agent’s reasonable request, the Loan Parties shall use commercially reasonable efforts (which shall not require any Group Member to agree to any modification to any lease or to payment of any fees other than the landlord’s legal or out-of- pocket costs in connection with negotiating the landlord’s agreement or bailee letter) to obtain a landlord’s agreement or bailee letter reasonably satisfactory in form and substance to the Administrative Agent, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where material Collateral is stored or located in the United States and United Kingdom. Such agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written notice to the Administrative Agent.

6.13 Anti-Corruption Laws. Conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.14 Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.15 Further Assurances. Subject to the limitations on perfection set forth herein and in the other Loan Documents, execute any further instruments and take such further action as the Administrative Agent reasonably requests to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations) including, without limitation, obligations under Specified Swap Agreements and Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and Qualified Counterparty or provider of such Bank Services, as applicable, shall have been paid in full and all Letters of Credit have been canceled or Cash Collateralized in accordance with Section 3 hereof or have expired and all amounts drawn thereunder have been reimbursed in full or Cash Collateralized in accordance with Section 3 hereof, neither Borrower nor Holdings shall, as to itself or any of its Subsidiaries, nor permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower (commencing with the quarter ending December 31, 2017) to exceed 1.25:1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any date set forth below to exceed the ratio set forth below opposite such period to be greater than:

Trailing Four Quarter Period Ended	Maximum Consolidated Leverage Ratio
December 31, 2017 through September 30, 2018	4.00:1.00
December 31, 2018 through March 31, 2019	3.75:1.00
June 30, 2019	3.50:1.00
September 30, 2019	3.25:1.00
December 31, 2019 through March 31, 2020	3.00:1.00
June 30, 2020	2.75:1.00
September 30, 2020 through December 31, 2020	2.50:1.00
March 31, 2021 through June 30, 2021	2.25:1.00
September 30, 2021	2.00:1.00
December 31, 2021 through March 30, 2022	1.75:1.00
June 30, 2022 and thereafter	1.50:1.00

(c) Right to Cure Financial Covenants. Notwithstanding anything to the contrary contained in this Section 7.1, in the event that the Borrower fails or reasonably believes it will fail to comply with the requirements of the financial covenants set forth in Section 7.1(a) and (b) (collectively, the “Financial Covenants”) until the date that is ten (10) days after the day on which financial statements are to be delivered for the applicable fiscal quarter pursuant to Section 6.1(b) (provided the Borrower shall have ten (10) days after the day on which financial statements are to be delivered for the applicable fiscal year pursuant to Section 6.1(a) in connection with failure to comply with the Financial Covenants resulting from any adjustments contained in such audited financial statements) (the “Cure Period”), Borrower shall have the right to issue Capital Stock (other than Disqualified Stock) to equityholders of the Borrower as of the date of such Cure Amount contribution for cash or otherwise receive cash contributions to the capital of Borrower (collectively, the “Cure Right”), up to such amounts as are necessary to be in compliance with such Financial Covenants (the “Cure Amount”). In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Financial Covenants as set forth herein. The Cure Amount will be used solely to prepay the Term Loans and shall be applied in accordance with Section 2.12(e). The Cure Right may be exercised not more than two (2) times in any four consecutive fiscal quarter period, and not more than three times in the aggregate prior to the Term Loan Maturity Date. Upon Administrative Agent’s receipt of the Cure Amount, the Financial Covenants shall be recalculated (for such period and for any subsequent period that includes the fiscal quarter in respect of which the Cure Right was exercised, but only for the purposes of calculating the Financial Covenants and not for any other purpose (including pricing, financial covenant based conditions or any basket with respect to the covenants contained in this Agreement) giving effect to the following pro forma adjustments: (i) Consolidated Interest Expense shall be decreased for the purpose of measuring 7.1(b) by an amount equal to the interest that would have accrued if such Cure Amount was paid twelve months prior to such actual prepayment date, (ii) Consolidated EBITDA shall be increased by not more than the lesser of the Cure Amount and $5,000,000. Consolidated Total Debt shall not be deemed to be reduced by the portion of the Cure Amount used to prepay the Term Loans for the fiscal quarter for which the Cure Right was exercised or the subsequent three fiscal quarters. If after giving effect to the foregoing calculations, the Borrower is in compliance with the Financial Covenants, then the Borrower shall be deemed to have satisfied such Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that occurred shall be deemed cured for the purposes of this Agreement, and (iv) until the expiration of the Cure Period, so long as the Borrower has notified the Administrative Agent that it intends to exercise the Cure Right, neither the Administrative Agent nor any Lender shall accelerate the obligations or otherwise exercise any remedies available to it during the continuance of a Default or Event of Default arising as a result of the failure to comply with the Financial Covenants; provided, for the avoidance of doubt, that no Lender shall have any obligation to fund the Revolving Facility during such Cure Period.

(d) Minimum Adjusted Quick Ratio. Permit the Adjusted Quick Ratio, as at the last day of each month ending on any date set forth below to be less than the ratio set forth below opposite such date:

Month Ended	Adjusted Quick Ratio
November 30, 2017 and thereafter	1.25:1.00

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower, Holdings or any Subsidiary to any Loan Party provided, (A) in each case such Indebtedness is subject to the Intercompany Subordination Agreement and (B) Indebtedness of any Subsidiary (which is not a Loan Party) to any Loan Party shall not exceed $750,000 at any one time outstanding; or (ii) any Subsidiary (which is not a Loan Party) to any other Subsidiary (which is not a Loan Party);

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower, Holdings and their respective Subsidiaries of obligations of any Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to accrued interest and premiums, fees and expenses);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $500,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(f) Surety Indebtedness or other Indebtedness in respect of (i) appeal bonds or similar instruments, (ii) VAT bonds and duty deferment bonds and (iii) other similar bonds or similar instruments, workers’ compensation claims, health, disability or other employee benefits and self-insurance obligations, in each case, in the ordinary course of business;

(g) endorsement of instruments or other payment items for deposit;

(h) unsecured Indebtedness of a (x) Loan Party (other than the Parent Guarantors) that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition, and (y) owing to sellers of assets or Capital Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions, so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) such unsecured Indebtedness is not incurred for working capital purposes, (iv) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Term Loan Maturity Date, (v) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, and (vi) is otherwise on terms and conditions (including all economic terms) reasonably acceptable to the Administrative Agent;

(i) Acquired Indebtedness in an amount not to exceed $1,000,000 outstanding at any one time;

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Holdings or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(k) the incurrence by Holdings or its Subsidiaries of Indebtedness under Swap Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Holdings and its Subsidiaries’ operations and not for speculative purposes;

(l) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, purchase cards (including so-called “procurement cards” or “P-cards”), netting or Bank Services, in each case, incurred in the ordinary course of business;

(m) unsecured Indebtedness of Holdings owing to employees, former employees, officers, former officers, directors or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Holdings of the Capital Stock of Holdings that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out (including the Earnout Payments) or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions or Dispositions permitted under Section 7.5;

(o) Indebtedness composing Investments permitted under Section 7.8;

(p) Indebtedness incurred in connection with the financing of insurance premiums;

(q) [reserved];

(r) additional Indebtedness of the Borrower, Holdings or their respective Subsidiaries in an aggregate principal amount not to exceed $500,000 at any one time outstanding; and

(s) (i) purchase price adjustments in connection with Permitted Acquisitions, (ii) indemnity payments in connection with Permitted Acquisitions, (iii) Earn-Out Obligations, consistent with acquisitions of such nature and which are not disguised installment payments of the initial purchase price, (iv) Permitted Seller Debt, and (v) any DP Amount and Accrued DP Interest; provided that in each case, (A) no Default or Event of Default has occurred and is continuing both immediately before and immediately after giving effect to the incurrence of such Indebtedness, (B) at the time of incurrence thereof, the Loan Parties shall be in pro forma compliance with the financial covenants as of the last day of the most recently ended fiscal quarter, it being understood that such covenants shall be determined on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, and (C) the sum of the amounts pursuant to Section 7.2(s)(i), (s)(ii), (s)(iii), (s)(iv) and (s)(v) attributable to any Permitted Acquisition plus the initial purchase price and all other consideration paid in connection with the Permitted Acquisitions, does not in the aggregate exceed the limit on consideration imposed by Section 7.8(n);

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or governmental charges or levies not yet due or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Borrower, Holdings or their respective Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds, VAT bonds and duty deferment bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, that do not materially interfere with the ordinary conduct of the business of the Borrower, Holdings or their respective Subsidiaries, as a whole and leases, subleases, licenses and rights-of-use granted to other and incurred in the ordinary course of business that, in the aggregate, that do not materially interfere with the ordinary conduct of the business of the Borrower, Holdings or their respective Subsidiaries, as a whole;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower, Holdings or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within three months after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any improvements or replacements thereof and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens securing the Obligations;

(i) as the result of a Permitted Acquisition, Liens on property or assets of a Person (other than any Equity Interests in any Person) existing at the time the assets of such Person are acquired or such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary of the Borrower or any Subsidiary Guarantor; provided that any such Lien was not created in contemplation of such asset purchase, merger, consolidation or investment and does not extend to any assets other than those acquired in such asset purchase and those assets of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(j) any interest or title of a lessor under any lease entered into by the Borrower, Holdings or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) judgment Liens that do not constitute an Event of Default under Section 8(h) of this Agreement;

(l) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business of such Group Member and in compliance with this Agreement;

(o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that unless such Liens are non-consensual and arise by operation of Requirements of Law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(p) non-exclusive licenses of intellectual property or intellectual property rights granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(q) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(r) Liens not otherwise permitted by this Section, so long as the aggregate outstanding principal amount of obligations secured thereby does not exceed (as to Holdings and its Subsidiaries) $150,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower or Holdings may be merged or consolidated with or into the Borrower or Holdings (provided that the Borrower or Holdings shall be the continuing or surviving corporation) or with or into any Guarantor (provided that such Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower or Holdings (other than the Borrower) may Dispose of any or all of its assets (i) to the Borrower, Holdings or a Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower or Holdings, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out, surplus or uneconomical property in the ordinary course of business, and the abandonment or Disposition of Intellectual Property that is no longer used or useful in the ordinary course of business of the Group Members;

(b) the sale of Inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) the sale or issuance of the Capital Stock of any Subsidiary of the Borrower to the Borrower, Holdings or to any Guarantor, or the sale or issuance of the Capital Stock of the Borrower to any Parent Guarantor;

(e) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the non-exclusive licensing or sub-licensing of patents, trademarks, copyrights, and other Intellectual Property rights and the leasing or subleasing of real property, in each case, in the ordinary course of business;

(g) the Disposition of other property having a fair market value not to exceed $750,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and provided further that the Net Cash Proceeds thereof are used to prepay the Term Loans to the extent required by Section 2.12(e); and

(h) the 2017 Dividend to the extent permitted hereunder.

provided, however, that any Disposition made pursuant to this Section 7.5 (other than Section 7.5(a)) shall be made in good faith on an arm’s length basis for fair value. To the extent the Lenders required under Section 10.1 waive the provisions of this Section 7.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.5, such Collateral (unless sold to the Borrower or any Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any subordinated Indebtedness, Earn-Out Obligations, DP Amounts (including, in each case, any Accrued DP Interest), payments of any fees or expenses to the Permitted Investors, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of a Loan Party may make Restricted Payments to any Loan Party (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to Holdings, the Borrower and any other Loan Party and to each other owner of Capital Stock of such Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or Holdings may, (i) purchase common stock or common stock options from present or former officers, directors or employees of any Group Member upon the death, disability, retirement, severance or termination of employment of such officer, director or employee; provided that the aggregate amount of payments under this clause (i) shall not exceed $250,000 during any fiscal year of the Borrower, and (ii) pay Management Fees to the extent permitted by Section 7.11(d);

(c) the Borrower, the Borrower’s Subsidiaries and the Parent Guarantors may pay dividends to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $100,000 in any fiscal year, (ii) pay any taxes that are due and payable by Holdings, any Parent Guarantor or the Borrower as part of a consolidated, affiliated, combined or unitary group and (iii) pay franchise taxes and other fees required to maintain the existence of Holdings or any Parent Guarantor;

(d) reimbursement of Sponsor for reasonable expenses expressly permitted by Section 7.11(d);

(e) the Loan Parties may pay the DP Amounts and amounts payable in respect of Permitted Seller Debt and Earn Out Obligations (including, in each case, any Accrued DP Interest) so long as, in each case, prior to and immediately after giving effect thereto, (i) no Event of Default has occurred and is continuing and (ii) the Loan Parties’ Liquidity is not less than $10,000,000; and

(f) the Loan Parties may make the 2017 Dividend on the Closing Date or substantially contemporaneously therewith.

7.7 Use of Proceeds. Use the proceeds of any Loan or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, Regulation U or Regulation X; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, L/C Issuer, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar legislation in other jurisdictions.

7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding;

(e) [reserved];

(f) intercompany Investments by any Group Member in the Borrower, Holdings, Cayman Parent Guarantor or any Person that, prior to such investment, is a Subsidiary Guarantor to the extent required hereunder or after giving effect to such Investment will become a Subsidiary Guarantor; provided that the aggregate amount of Investments by any Group Member to any Immaterial Subsidiary shall not exceed $750,000, plus intercompany charges required pursuant to transfer pricing agreements to the extent such agreements are permitted under Section 7.11;

(g) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h) Investments received in settlement of amounts due to the Borrower, Holdings or any of their respective Subsidiaries effected in the ordinary course of business or owing to the Borrower, Holdings or any of their respective Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower, Holdings or their respective Subsidiaries;

(i) any Group Member may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(j) Swap Agreements permitted pursuant to Section 7.2(k);

(k) Investments made by the Borrower or any Subsidiary as a result of consideration received in connection with a Disposition made in compliance with Section 7.5;

(l) Investments then existing when a Person becomes a Subsidiary or at the time such person merges or consolidates with the Borrower or any Subsidiary as permitted under Section 7.4;

(m) Permitted Acquisitions; and

(n) in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by the Parent Guarantors, the Borrower or any of their respective Subsidiaries in an aggregate amount (valued at cost) not to exceed 250,000 in any fiscal year.

The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

7.9 [Reserved].

7.10 Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would provide for any cash redemption payment thereon prior to the date that is six months after the earlier of the Term Loan Maturity Date or the payment in full of the Obligations and termination of the Commitments, move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity (but only to the extent such shortening, would result in the maturity of such Indebtedness to be prior to three months after the later to occur of the Revolving Termination Date or the Term Loan Maturity Date) or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.11 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees with any Affiliate (other than the Borrower, Holdings or any Guarantor) unless such transaction is (a) [reserved], (b) otherwise permitted under this Agreement, including, for the avoidance of doubt, the 2017 Dividend, (c) the payment of compensation and indemnities to officers and directors approved by the board of directors of Holdings, (d) (i) reimburse to the Sponsor, its Affiliates or any equity holder up to $250,000 in the aggregate per year of reasonable and documented director fees, board travel expenses and other out of pocket expenses incurred with respect to Group Members and (ii) so long as no Default or Event of Default shall has occurred and is continuing and no Default or Event of Default would occur after giving effect thereto, Group Members may pay to the Sponsor, its Affiliates or any equity holder (A) fees pursuant to the Management Services Agreement in an aggregate amount not to exceed $1,000,000 per year for Management Fees (the “Management Fee Cap”), provided that, if all or part of such Management Fees (other than the transaction fee referred to above) cannot be, or otherwise are not, paid during a given fiscal year, then the Management Fees for such year that are not paid during such fiscal year (the “Deferred Fees”) shall be accrued, on a cumulative basis, and such Management Fees shall be payable in any subsequent fiscal year the Loan Parties choose; provided further that the amount of any such deferred Management Fees paid during any fiscal year shall not reduce the amount of Management Fees otherwise allowed to be paid for such fiscal year, and (B) the 2017 Management Fee; provided that immediately prior to and immediately after giving effect to the payment, in cash, of the 2017 Management Fee, the Loan Parties’ Liquidity is not less than $15,000,000, (e) transfer pricing arrangements on fair and reasonable terms entered into in the ordinary course of business from time to time among any of the Loan Parties or otherwise as set forth on Schedule 7.11, or (f) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction.

7.13 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including currency exchange risk) to which the Borrower, Holdings or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower, Holdings or any Subsidiary.

7.14 Accounting Changes. Make any material change in its (a) accounting policies or reporting practices, except as required by GAAP or permitted by the Administrative Agent and Required Lenders in their sole discretion, or (b) without the prior written consent of the Administrative Agent, fiscal year.

7.15 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets permitted hereunder; (d) encumbrances or restrictions relating to joint ventures to the extent they are Investments permitted by Section 7.8 and (f) customary restrictions on the assignment of leases, licenses and other agreements.

7.16 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower or Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower, Holdings or any other Subsidiary of the Borrower or Holdings, (b) make loans or advances to, or other Investments in, the Borrower, Holdings or any other Subsidiary of the Borrower or Holdings or (c) transfer any of its assets to the Borrower, Holdings or any other Subsidiary of the Borrower or Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) any restriction with respect to any Liens permitted hereunder or any other Loan Document; (v) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets; (vi) encumbrances or restrictions relating to joint ventures to the extent they are Investments permitted by Section 7.8; and (vii) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby.

7.17 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower, Holdings and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18 Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the Patriot Act. The Borrower shall deliver to the Administrative Agent and the Lenders any certificate or other evidence reasonably requested from time to time by the Administrative Agent or any Lender confirming Borrower’s compliance with this Section 7.18.

7.19 Amendments to Organizational Agreements; Management Services Agreement. No Loan Party shall (a) amend or permit any amendments to any Loan Party’s organizational documents; (b) [reserved]; or (c) amend or permit any amendments or other modifications to the Management Services Agreement; in each case, in any manner adverse to the Administrative Agent and the Lenders, without the prior written consent of the Administrative Agent.

7.20 Use of Proceeds. Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board.

7.21 Intercompany Indebtedness. Make any payment, prepayment or repayment including, without limitation, interest payments, principal payments, or any other payments of any Pledged Intercompany Notes (as defined in the Intercompany Subordination Agreement) and other intercompany indebtedness; provided that Borrower or any Subsidiary Guarantor may make payments of Pledged Intercompany Notes and other intercompany indebtedness to the extent permitted by Section 4 of the Intercompany Subordination Agreement.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document (other than Bank Services Agreements), within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (other than Bank Services Agreements) or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement (other than Bank Services Agreements) or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) (i) any Group Member shall default in the observance or performance of any agreement contained in Section 6.1, Sections 6.2(a), (e) and (f), Section 6.3(a), clause (i) or (ii) of Section 6.5(a), Section 6.6, 6.8, 6.10, 6.12 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred; or

(d) any Group Member shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than (i) as provided in paragraphs (a) through (c) of this Section 8 or (ii) Bank Services Agreements), and such default shall continue unremedied or unwaived for a period of 30 days thereafter; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and in each case shall continue beyond the period of grace provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clause (i), (ii), (iii), or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii), and (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which exceeds in the aggregate $1,000,000;

(f) any Group Member (or the general partner of CaymanCo1) shall commence any case, proceeding or other action (each, an “Insolvency Proceeding”) (a) under any existing or future law of any jurisdiction, U.S. or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (or the general partner of CaymanCo1) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (or the general partner of CaymanCo1) any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, which order is not stayed or other similar relief is not granted under applicable state or federal law or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (or the general partner of CaymanCo1) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (or the general partner of CaymanCo1) shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (or the general partner of CaymanCo1) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) a UK Insolvency Proceeding shall be commenced by or against any Group Member (or the general partner of CaymanCo1); or

(g) the Borrower or any Commonly Controlled Entity shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) there shall be any failure to comply with the Pension Funding Rules, whether or not waived, or there shall arise any Lien in favor of the PBGC or a Plan on the assets of any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $1,000,000 or more shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of a Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case, with respect to Collateral with an aggregate fair market value in excess of $150,000; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of a Loan Party shall so assert; or

(k) [reserved]

(l) a Change of Control shall occur; or

(m) any Parent Guarantor shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than its ownership of, and activities incidental to its ownership of the Capital Stock of the its respective Subsidiaries or (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred pursuant to Section 7.2, (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in Section 8.1(f), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments and the L/C Commitment to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents in accordance with Section 8.3. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including without limitation, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.18, 2.19 and 2.20) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees set forth in Section 3.3(a)(i)) payable to the Lenders and the Issuing Lender (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.18, 2.19 and 2.20), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Issuing Lender Fees, Letter of Credit Fronting Fees and interest on the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, to the payment of Obligations arising under any Specified Swap Agreement, ratably among the Qualified Counterparties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations (including Obligations arising under Bank Services Agreements) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 3.4, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit in accordance with Section 8.2(b) as they occur. Subject to Sections 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations, if any, in the order set forth above.

Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Administrative Agent a Lien (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Administrative Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Section 9 (excluding Section 9.9) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) Subject to the appointment of the Security Trustee to act as security trustee for the Secured Parties for purposes of acquiring, holding and enforcing any Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations pursuant to the terms of the Security Trust Deed, the Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty, or provider of Bank Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any other Security Documents and any subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any existing or future law of any jurisdiction, U.S. or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such laws; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent Guarantors, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents, or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify the Administrative Agent, the Issuing Lender and each of their Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower or any other Loan Party to do so, according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amount not reimbursed by any Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct and that with respect to such unpaid amounts owed to any Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent shall be required during the continuance of an Event of Default); , to appoint a successor, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification and reimbursement obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement unless the obligations under such agreements have been cash collateralized or otherwise secured to the satisfaction of the Administrative Agent and any Qualified Counterparty or provider of such Bank Services, as applicable, (ii) that is sold or to be sold, disposed or to be disposed as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate or release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and

(c) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Bank Services Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Qualified Counterparty or provider of Bank Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11 Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the “Lead Arranger,” “Joint Lead Arranger”, “Syndication Agent” nor “Documentation Agent” shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or the Issuing Lender, as applicable, hereunder.

9.13 Reports and Financial Statements. Each provider of Bank Services agrees to furnish to the Administrative Agent at such frequency as the Administrative Agent may reasonably request with a summary of all Obligations in respect of Bank Services due or to become due to such provider of Bank Services. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any provider of Bank Services unless the Administrative Agent has received written notice thereof from such provider of Bank Services and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such provider of Bank Services on account of Bank Services is the amount set forth in such notice.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 (and with respect to the Fee Letter, in accordance with its terms). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that (i) any amendment or modification of defined terms used in the financial covenants in this Agreement and (ii) any waiver or any other modification of the Default Rate, shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) amend, waive or otherwise modify the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release or subordinate all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority

Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (H) (i) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders or (ii) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of the Majority Term Lenders and, as applicable, the L/C Lenders or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, any provider of Bank Services or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, such provider of Bank Services or any such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding any provision herein or in any Loan Document to the contrary, no amendment, supplement, modification, consent or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Specified Swap Agreements or Bank Services resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in the Obligations owing to any Qualified Counterparty or provider of Bank Services becoming unsecured (other than releases of Liens permitted in accordance with Section 10.15), in each case in a manner adverse to any Qualified Counterparty or provider of Bank Services, as applicable, shall be effective without the written consent of such Qualified Counterparty or provider of Bank Services, as applicable.

(c) Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that (i) the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Administrative Agent or (ii) the Borrower receives written notice and demand from any Lender for payment of additional costs as provided in Section 2.18, 2.19 or 2.20, then, with the consent of the Borrower, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the Commitment of each such Minority Lender;

(ii) the assumption of the Loans and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.25; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(d) Notwithstanding any provision herein to the contrary, any Bank Services Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(e) Notwithstanding any provision herein or in any other Loan Document to the contrary, no Qualified Counterparty or provider of Bank Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Bank Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Qualified Counterparty or provider of Bank Services, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.

(f) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case Holdings, the Borrower, and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings or Borrower:

Cambium Networks, Ltd

3800 Golf Road, Suite 360

Rolling Meadows, IL 60008 USA

United States of America

Attention: Mike Hansen, Chief Financial Officer; and Sally Rau, General Counsel

Phone: 847 264 2218

E-Mail: mike.hansen@cambiumnetworks.com; sally.rau@cambiumnetworks.com with a copy to (which shall not constitute notice):

Vector Capital

One Market Street

Steuart Tower, 23rd Floor

San Francisco, CA 94105

Attention: Rob Amen

Telephone: (415) 293-5010

E-mail: RAmen@vectorcapital.com

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Samantha Good and Brian Ford

E-mail:sgood@kirkland.com; bford@kirkland.com

Facsimile: (415) 439-1500

Administrative Agent:	Silicon Valley Bank 2400 Hanover Street Palo Alto, CA 94304 Attention: Michael Willard Facsimile No.: 650-320-1165 E-Mail: MWillard2@svb.com

with a copy to: Riemer & Braunstein LLP Three Center Plaza Boston, MA 02108-2003 Attention: Charles W. Stavros, Esq. Facsimile No.: 617-692-3441 E-Mail: CStavros@riemerlaw.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, DebtX, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (but in the case of legal fees, limited to the reasonable and documented out-of pocket fees and disbursements of one primary law firm and, to the extent reasonably necessary, one other outside local counsel for the Administrative Agent and the other Lenders in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate; (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred after the occurrence and during the continuance of an Event of Default or in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (but in the case of legal fees, limited to (a) in the case of the Administrative Agent, one legal primary outside counsel for the Administrative Agent and to the extent reasonably necessary in the reasonable discretion of Agent, one other outside local counsel on behalf of itself and the other Lenders in each relevant jurisdiction, and (b) in the case of the other Lenders, one legal primary outside counsel for the Lenders; provided, however if any Lender or the Administrative Agent reasonably determines that a conflict of interest exists in respect of any of such Lender or the Administrative Agent, the Loan Parties shall be required to indemnify for additional law firms on behalf of each such conflicted Lender), (c) to indemnify and hold each Lender and the Administrative Agent harmless from, any and all fees, expenses, and liabilities that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to indemnify and hold each Lender and the Administrative Agent and their respective officers, partners, directors, employees, affiliates, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses (other than lost profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or relating to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents related thereto (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel (but, in the case of legal fees, limited to, (a) in the case of the Administrative Agent, one legal primary outside counsel for the Administrative Agent and to the extent reasonably necessary in the reasonable discretion of Agent, (x) one other outside local counsel on behalf of itself and the other Indemnitees in each relevant jurisdiction and (y) one regulatory counsel for itself and the other Indemnitees with respect to each relevant regulatory scheme or special counsel to the itself and the other Indemnitees with respect to each relevant matter and (b) in the case of the other Indemnitees, one legal primary outside counsel for the Indemnitees; provided, however if any Indemnitee or the Administrative Agent reasonably determines that a conflict of interest exists in respect of any of such Indemnitee or the Administrative Agent, the Loan Parties shall be required to indemnify for additional law firms on behalf of each such conflicted Indemnitee) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement, but only if the Borrower has obtained a final and nonappealable judgment in their favor on such claim as determined by a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause their respective Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the facsimile number and attention of the person set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that neither the Borrower nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower or any Loan Party without such consent shall be null and void).

(b)

(i) Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed and shall not be required in connection with the assignment to a Lender, an Affiliate of a Lender or an Approved Fund);

(B) so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and shall not be required in connection with the assignment to a Lender, an Affiliate of a Lender or an Approved Fund); and

(C) with respect to any proposed assignment of all or a portion of the L/C Commitment, the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) $500,000 with respect to the Revolving Commitments or Revolving Loans or (ii) $1,000,000 with respect to the Term Commitments or Term Loans (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless the Administrative Agent otherwise consents;

(B) the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate or an Approved Fund of such Lender) a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree;

(C) the parties to each assignment of all or a portion of any Term Commitment or Term Loans shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate or an Approved Fund of such Lender) a processing and recordation fee or $3,500, payable by the assigning or assignee Lender as they shall mutually agree; and

(D) no such assignment shall be made to (1) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (1) or (2) to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person); and

(E) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Defaulting Lender’s Revolving Percentage or Term Percentage, as applicable, of Loans previously requested by the Borrower but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Revolving Percentage or Term Percentage, as the case may be, of all Loans, and its L/C Percentage of participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) Subject to acceptance and recording thereof pursuant to Section 10.6(b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(v) An Eligible Assignee shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the interest assigned to such Eligible Assignee had the assignment of the interest not occurred. For the avoidance of doubt, any Eligible Assignee that is a Foreign Lender shall additionally not be entitled to the benefits of Section 2.20 unless such Eligible Assignee complies with Section 2.20(d), and Section 2.20(e) to the extent applicable.

(vi) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time, and the names and addresses of the L/C Lenders, and the L/C Commitments of, and principal amounts owing to, each L/C Lender pursuant to the terms hereof from time to time (the “Revolving Loan Register”). The entries in the Revolving Loan Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Revolving Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Revolving Loan Register information regarding the designation, and revocation of designation, of any Revolving Lender as a Defaulting Lender. The Revolving Loan Register shall be available for inspection by the Borrower, the Issuing Lender, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Term Loan Register”). The entries in the Term Loan Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Term Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Term Loan Register information regarding the designation, and revocation of designation, of any Term Lender as a Defaulting Lender. The Term Loan Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph. This Section 10.6(b)(vi) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender, natural person, the Borrower or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. In no case shall a Participant have the right to enforce any of the terms of any Loan Document. Subject to Section 10.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that each Participant shall be subject to the terms and provisions of Section 2.18(g) as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, had the sale of the participation not occurred. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e), in each case, to the extent applicable. Any Participant that is a UK Qualifying Lender shall not be entitled to the benefits of Section 2.20 unless such Participant agrees with the Borrower to comply with Section 2.20(f)(i), (ii) and (iv) as if it were a Lender, in each case, to the extent applicable in respect of U.K. withholding tax matters.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, after the occurrence and continuance of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by a Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and severed from this Agreement without invalidating the remaining provisions hereof, and this Agreement will be construed in such jurisdiction as if the prohibited or unenforceable provision had never been contained herein, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.14 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of

Administrative Agent or such Lender. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower or any Parent Guarantor at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s or any Parent Guarantors’, as applicable, actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.14 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10 any special, exemplary, punitive or consequential damages. The Administrative Agent and the Lenders agree that no Loan Party shall be liable to the Administrative Agent or the Lenders for consequential or punitive damages arising out of or related to or in connection with the Transaction.

10.15 Acknowledgements. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.16 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents, including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Administrative Agent and Qualified Counterparty or provider of such Bank Services satisfaction, as applicable, shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. The Administrative Agent shall take all commercially reasonable actions reasonably requested by any Loan Party to evidence such termination at such Loan Party’s expense.

10.17 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Administrative Agent or any Lender pursuant to or in connection with this Agreement provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates that are bound by a similar duty of confidentiality, (d) upon the request or demand of any Governmental Authority, with notice to the Borrower to the extent such notice is practicable and legally permissible (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, with notice to the Borrower to the extent such notice is practicable and legally permissible, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed through no fault of the Administrative Agent or any Lender, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any financing source or potential financing source of any Lender who is entitled by contractual obligation with any Lender or Agent or by law to have such information and, in each case, is informed of the confidential nature of such information and agrees to be bound by the terms of this Section 10.17; or (k) in connection with any public filing by the Administrative Agent or any Lender or their respective Affiliates in accordance with Requirements of Law. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

10.18 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off. No such debit under this Section 10.18 shall be deemed a set-off. Amounts that shall be required to be paid promptly after request therefor under this Agreement or any other Loan Document shall not be deemed to be due and payable under this Section 10.18 until one (1) Business Day after request therefor.

10.19 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies each Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with such rules and regulations. Each Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.

10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) a conversion of all, or a portion of, such liability into Capital Stock in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such Capital Stock will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.21 Acknowledgement of Prior Obligations and Continuation Thereof. Each of the Loan Parties (a) consents to the amendment and restatement of the Existing Credit Agreement by this Agreement; (b) acknowledges and agrees that (i) the “Obligations” (as defined in the Existing Credit Agreement) are owing to the Secured Parties (as defined in the Existing Credit Agreement), (ii) the prior grant or grants of security interests in favor of any of the Administrative Agent or any other Secured Party (as defined in the Existing Credit Agreement) in its properties and assets, under each “Loan Document” as defined in the Existing Credit Agreement (the “Original Loan Documents”) to which it is a party shall be in respect of the Obligations of such Person under this Agreement and the other Loan Documents; (c) reaffirms (i) all of the Obligations (as defined in the Existing Credit Agreement) owing to the Administrative Agent and the other Secured Parties (as defined in the Existing Credit Agreement), and (ii) all prior or concurrent grants of security interests in favor of any of the Administrative Agent or any other Secured Party (as defined in the Existing Credit Agreement) under each Original Loan Document and each Loan Document; and (d) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect. Each of the Borrower and Holdings hereby confirms and agrees that all outstanding principal, interest and fees and other “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Closing Date shall, to the extent not paid on the Closing Date, from and after the Closing Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Loan Documents.

10.22 No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower or Holdings from any of its obligations or liabilities under the Existing Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith. Each of the Borrower and Holdings hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any Secured Party a security interest in or lien on, any collateral as security for all or any portion of any of the Obligations of the Borrower or Holdings, as the case may be, from time to time existing in respect of the Existing Credit Agreement or the Original Loan Document, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HOLDINGS:

VECTOR CAMBIUM HOLDINGS (CAYMAN), L.P., as Holdings

By:	Vector Capital Partners IV, L.P.,
its General Partner

	By:		Vector Capital, L.L.C.
a General Partner

	By:		/s/ David Baylor
David Baylor
Chief Operating Officer

	By:		Vector Capital, Ltd.,
a General Partner

		By:	/s/ David Baylor
David Baylor
Director

[Signature Page to Amended and Restated Credit Agreement]

BORROWER:

EXECUTED and DELIVERED as a DEED by CAMBIUM NETWORKS, LTD acting by a director in the presence of:

/s/ Atul Bhatnagar

Atul Bhatnagar
Signature of director

Signature of witness	/s/ Sally Rau

Print name	Sally Rau

Address	3800 Golf Road Ste 360

Rolling Meadows, IL 60008

Occupation	General Counsel

[Signature Page to Amended and Restated Credit Agreement]

Acknowledged and Agreed to:

PARENT GUARANTORS:

VECTOR CAMBIUM HOLDINGS (CAYMAN), LTD.
as a Parent Guarantor

By:	/s/ David Baylor

Name: David Baylor
Title: Chief Operating Officer

[Signature Page to Amended and Restated Credit Agreement]

CAMBIUM (US), L.L.C., as a Parent Guarantor

By:	/s/ Michael Hansen

Name: Michael Hansen
Title: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

SUBSIDIARY GUARANTORS:

CAMBIUM NETWORKS, INC., as a Subsidiary Guarantor

By:	/s/ Atul Bhatnager
Name:	Atul Bhatnager
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK
as the Administrative Agent

By:	/s/ Michael Willard
Name: Michael Willard
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

LENDERS:

SILICON VALLEY BANK
as Issuing Lender and as a Lender

By:	/s/ Michael Willard
Name: Michael Willard
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender

By:	/s/ James M. Brycki
Name:	James M. Brycki
Title:	Regional Commercial Executive, Mid-Corporate, San Francisco

[Signature Page to Amended and Restated Credit Agreement]

CADENCE BANK, N.A.
as a Lender

By:	/s/ Steve Prichett

Name:	Steve Prichett

Title:	EVP

[Signature Page to Amended and Restated Credit Agreement]

MUFG UNION BANK, N.A.
as a Lender

By:	/s/ Ronald J. Drobny

Name:	Ronald J. Drobny

Title:	Director

[Signature Page to Amended and Restated Credit Agreement]

SCHEDULE 1.1A

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

TERM COMMITMENTS

Lender	Existing Term Loans	Term Commitment	Aggregate Term Loans	Term Percentage
Silicon Valley Bank	$13,679,687.50	$17,820,312.50	$31,500,000.00	35.00000000%
HSBC Bank USA, National Association	$8,207,812.50	$18,792,187.50	$27,000,000.00	30.00000000%
Cadence Bank, N.A.		$18,000,000.00	$18,000,000.00	20.00000000%
MUFG Union Bank, N.A.		$13,500,000.00	$13,500,000.00	15.00000000%

Total	21,887,500.00	$68,112,500.00	$90,000,000.00	100%

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage
Silicon Valley Bank	$3,500,000.00	35.00000000%
HSBC Bank USA, National Association	$3,000,000.00	30.00000000%
Cadence Bank, N.A.	$2,000,000.00	20.00000000%
MUFG Union Bank, N.A.	$1,500,000.00	15.00000000%

Total	$10,000,000.00	100%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage
Silicon Valley Bank	$1,750,000.00	35.00000000%
HSBC Bank USA, National Association	$1,500,000.00	30.00000000%
Cadence Bank, N.A.	$1,000,000.00	20.00000000%
MUFG Union Bank, N.A.	$750,000.00	15.00000000%

Total	$5,000,000.00	100%

Schedule 1.1A

SCHEDULE 1.1B

EXISTING LETTERS OF CREDIT

Reference Number	Applicant	Beneficiary	Advising Bank Name	Issue Date	Expiry Date	Currency	Amount in Currency	Amount in USD
SVBSP001061	CAMBIUM NETWORKS, INC.	EPAGO.COM, S.A. DE C.V.,	SCOTIABANK	8/24/2015	6/30/2018	USD	37,800.00	$37,800.00

Schedule 1.1B

SCHEDULE 4.4

GOVERNMENTAL APPROVALS, CONSENTS,

AUTHORIZATIONS, FILINGS AND NOTICES

None.

Schedule 4.4

SCHEDULE 4.5

REQUIREMENTS OF LAW

None.

Schedule 4.5

SCHEDULE 4.13

ERISA PLANS

•	401(k) plan of Cambium Networks, Inc.

Schedule 4.13

SCHEDULE 4.15

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Holder	Percentage of Capital Stock
Vector Cambium Holdings (Cayman), Ltd.	Cayman Islands	Vector Cambium Holdings (Cayman), L.P.	100%
Cambium (US), L.L.C.	Delaware	Vector Cambium Holdings (Cayman), Ltd.	100%
Cambium Networks, Ltd	United Kingdom	Cambium (US), L.L.C.	100%
Cambium Networks, Inc.	Delaware	Cambium Networks, Ltd	100%
Cambium Networks Consulting Private Limited	India	Cambium Networks, Ltd	100%
Cambium Networks S.R.L	Argentina	Cambium Networks, Ltd	100%
Cambium Networks Brasil Solucoes Em Ti Ltda	Brazil	Cambium Networks, Ltd	100%
CNST Network Mexico S. De R.L de C.V	Mexico	Cambium Networks, Ltd	100%
Cambium Networks (Singapore) Pte Limited	Singapore	Cambium Networks, Ltd	100%
Cambium Networks Consulting (Shanghai) Company Limited	China	Cambium Networks, Ltd	100%
Cambium Networks Colombia S.A.S	Colombia	Cambium Networks, Ltd	100%
Cambium Networks (Hong Kong) Limited	Hong Kong	Cambium Networks, Ltd	100%
Cambium Networks South Africa Proprietary Limited	South Africa	Cambium Networks, Ltd	100%

Schedule 4.15

SCHEDULE 4.17

ENVIRONMENTAL MATTERS

None.

Schedule 4.17

SCHEDULE 4.19(a)

FINANCIAL STATEMENTS AND OTHER FILINGS

Loan Party	UCC Filing Jurisdiction
Vector Cambium Holdings (Cayman), L.P.	District of Columbia

Vector Cambium Holdings (Cayman), Ltd.	District of Columbia

Cambium (US), L.L.C.	Delaware

Cambium Networks, Ltd	District of Columbia

Cambium Networks, Inc.	Delaware

The (i) membership interests of Cambium (US), L.L.C. held by Vector Cambium Holdings (Cayman), Ltd., (ii) the Capital Stock of Cambium Networks S.R.L. held by Cambium (US), L.L.C. and Cambium Networks, Ltd, (iii) the Capital Stock of Cambium Networks Brasil Solucoes Em Ti Ltda held by Cambium (US), L.L.C. and Cambium Networks, Ltd, (iv) the Capital Stock of CNST Network Mexico S. De R.L de C.V held by Cambium (US), L.L.C. and Cambium Networks, Ltd, (v) the Capital Stock of Cambium Networks Consulting (Shanghai) Company Limited held by Cambium Networks, Ltd, and (vi) the Capital Stock of Cambium Networks Colombia S.A.S held by Cambium Networks, Ltd are not Certificated Securities.

Schedule 4.19(a)

SCHEDULE 4.26

CAPITALIZATION

Subsidiary	Beneficial Owner	Amount of Capital Stock
Vector Cambium Holdings (Cayman), Ltd.	Vector Cambium Holdings (Cayman), L.P.	771.79 ordinary shares (certificated)

Cambium (US), L.L.C.	Vector Cambium Holdings (Cayman), Ltd.	N/A

Cambium Networks, Ltd	Cambium (US), L.L.C.	1 ordinary share (certificated)

Cambium Networks, Ltd	Cambium (US), L.L.C.	12,190 A ordinary share (certificated)

Cambium Networks, Ltd	Vector Cambium Holdings (Cayman), L.P.	7,000,000 preferred shares (certificated)

Cambium Networks, Inc.	Cambium Networks, Ltd	1 common share (certificated)

Cambium Networks Consulting Private Limited	Cambium Networks, Ltd	12,089 Certificated Equity Interests

Cambium Networks Consulting Private Limited	Cambium (US), L.L.C.	1 Certificated Equity Interests

Cambium Networks S.R.L	Cambium Networks, Ltd	10,450 shares uncertificated

Cambium Networks S.R.L	Cambium (US), L.L.C.	550 shares uncertificated

Cambium Networks Brasil Solucoes Em Ti Ltda	Cambium Networks, Ltd	2,916,238 uncertificated

Cambium Networks Brasil Solucoes Em Ti Ltda	Cambium (US), L.L.C.	1 uncertificated

CNST Network Mexico S. De R.L de C.V	Cambium Networks, Ltd	2,850 Series A Uncertificated

CNST Network Mexico S. De R.L de C.V	Cambium (US), L.L.C.	150 Series A Uncertificated

Cambium Networks (Singapore) Pte Limited	Cambium Networks, Ltd	1 ordinary share (certificated)

Cambium Networks Consulting (Shanghai) Company Limited	Cambium Networks, Ltd	1 uncertificated

Cambium Networks Colombia S.A.S	Cambium Networks, Ltd	99.868 uncertificated common shares

Cambium Networks (Hong Kong) Limited	Cambium Networks, Ltd	1 ordinary share (certificated)

Cambium Networks South Africa Proprietary Limited	Cambium Networks, Ltd	120 ordinary shares (certificated)

Schedule 4.26

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

None.

Schedule 7.2(d)

SCHEDULE 7.3(f)

EXISTING LIENS

None.

Schedule 7.3(f)

SCHEDULE 7.11

TRANSACTIONS WITH AFFILIATES

None.

Schedule 7.11